Exhibit 10.11

AGREEMENT
BETWEEN OWNER AND DESIGN/BUILDER
ON THE BASIS OF A STIPULATED PRICE

THIS AGREEMENT is made and entered into this 9th day of August, 2004 by and between East Kansas Agri-Energy, LLC, a Kansas limited liability company (hereinafter called OWNER) and ICM, Inc., a Kansas corporation (hereinafter called DESIGN/BUILDER).

OWNER and DESIGN/BUILDER, in consideration of the mutual covenants hereinafter set forth, agree as follows:

Article 1.                                            THE PROJECT AND WORK.

1.01.                        DESIGN/BUILDER shall complete all Work for the Project as specified or indicated in the Contract Documents. The Project is generally described as the design and construction of a dry mill fuel-grade ethanol plant to be located in or near Garnett, Kansas, as more accurately described in Exhibit B to this Agreement.  The Design/Builder’s Work includes all engineering services, labor, materials, and equipment to design, construct and startup a dry mill ethanol plant capable of producing no less than 35 million gallons per year of denatured fuel-grade ethanol and no less than 68,000 tons per year of dried distillers’ grains.  A more specific statement of the scope of work to be provided by DESIGN/BUILDER is described in Exhibits A through G (other than OWNER’s responsibilities set forth in Exhibit E).

Article 2.                                            CONTRACT TIMES.

2.01.                        Days to Achieve Substantial Completion and Final Payment.  The Work will be Substantially Completed within 345 days after the date when the Contract Times commence to run as provided in paragraph 2.01.A of the General Conditions, and completed and ready for final payment of the Contract Price in accordance with paragraph 13.08 of the General Conditions within 60 days after Substantial Completion, unless otherwise provided in the Contract Documents.

Article 3.                                            CONTRACT PRICE.

3.01.                        OWNER shall pay DESIGN/BUILDER the Contract Price for completion of the Work in accordance with the Contract Documents.  The Contract Price may be adjusted as provided by the General Conditions.  For all Work, OWNER shall pay to DESIGN/BUILDER a price equal to Thirty-Five Million Nine Hundred Thousand Dollars ($35,900,000)

3.02.                        Unless otherwise expressly agreed by the parties, the Work to be performed by DESIGN/BUILDER shall not include those items designated as OWNER’s responsibilities in Exhibit E or in the General Conditions.

3.03                           DESIGN/BUILDER shall provide to OWNER the training described in Exhibit G.

3.04                           DESIGN/BUILDER agrees to maintain the insurance coverages, limits, and deductibles set forth in Exhibit H.

Article 4.                                            PAYMENT PROCEDURES

4.01                           Payment of Contract Price.  DESIGN/BUILDER shall submit and OWNER will process Applications for Payment of the Contract Price in accordance with Article 13 of the General Conditions and Sections 4.01.A. through C. below.

A.            Down Payment. At financial closing on the Project or, if earlier, delivery of the Notice to Proceed, OWNER shall make a down payment of Four Million Dollars ($4,000,000) to DESIGN/BUILDER which shall be applied toward the first progress payment discussed below (with excess amounts, if any, of such deposit being applied toward each immediately successive progress payment thereafter).

B.                                     Progress Payments; Retainage.  OWNER shall make progress payments on account of the Contract Price on the basis of DESIGN/BUILDER’s Applications for Payment, as provided in Sections 4.01.B.1 and B.2 below.  Progress payments shall be due and payable in accordance with 13.04 of the General Conditions.  All such payments will be measured by the acceptable Schedule of Values established under paragraph 2.06.A of the General Conditions.

1.                                       Prior to Substantial Completion, such progress payments will be made in an amount equal to the percentage indicated below, but, in each case, less the aggregate of payments previously made and less such amounts as OWNER may withhold in accordance with paragraph 13.04.B of the General Conditions.

a.                                       Ninety percent (90%) of Work completed (with the balance being retainage).  Once the Work has been fifty percent (50%) completed as determined by OWNER, there will be no additional retainage on account of Work completed.

b.                                      Ninety percent (90%) (with the balance being retainage) of the cost of materials and equipment not incorporated in the Work (but delivered, suitably stored and accompanied by documentation satisfactory to OWNER as provided in paragraph 13.02.A of the General Conditions).  Once the Work has been fifty percent (50%) completed as determined by OWNER, there will be no additional retainage on account of such costs and materials.

2.                                       Upon Substantial Completion, payment will be made in an amount sufficient to increase total payments to DESIGN/BUILDER to One Hundred percent (100%) of the Contract Price, less Five Hundred Thousand Dollars ($500,000.00) and such amounts as OWNER may withhold in accordance with paragraph 13.04.B of the General Conditions.

C.                                     Final Payment.  OWNER shall pay the remaining $500,000 of the Contract Price to DESIGN/BUILDER in accordance with paragraph 13.08 of the General Conditions.

Under Exhibit A, DESIGN/BUILDER’s obligations include design and construction of the Project to comply with the atmospheric emissions specifications prescribed by the applicable State Department of Environmental Quality as of the Effective Date of this Agreement as such specifications relate to a plant having the capacity of producing thirty-five (35) million gallons of fuel-grade ethanol per year.  If different specifications are implemented (including, without limitation, emission limitations, performance test methods, compliance procedures, or monitoring, reporting or record keeping) after the Effective Date, then the cost of additional design, labor, materials and equipment required to meet such specifications, if any, shall be paid by OWNER to DESIGN/BUILDER as a Change Order cost.

Article 5.                                            INTEREST.

5.01.                        All moneys not paid by OWNER to DESIGN/BUILDER when due hereunder shall bear interest at the rate of Eighteen Percent (18%) per annum, compounded monthly, from the due date thereof.

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Article 6.                                            DESIGN/BUILDER’S REPRESENTATIONS.

6.01.                        DESIGN/BUILDER makes the following representations:

A.                                   DESIGN/BUILDER has examined and carefully studied the Contract Documents listed in Sections 7.01.A through C, and, to the extent prepared (but not yet approved by OWNER) prior to the Effective Date, the documents described in Section 7.01.D.3 and .4.

B.                                     DESIGN/BUILDER is familiar with and is satisfied as to all federal, state and local Laws and Regulations in existence on the Effective Date that may affect cost, progress, performance, furnishing, and completion of the Work in accordance with the Contract Documents.

C.                                     DESIGN/BUILDER is familiar with the work to be performed by OWNER and others at the Site that relates to the Work as indicated in the Contract Documents.

D.                                    DESIGN/BUILDER has correlated the information known to DESIGN/BUILDER, reports and drawings identified in the Contract Documents, and all additional examinations, investigations, tests, studies and data with the Contract Documents.

E.                                      DESIGN/BUILDER has given OWNER written notice of all conflicts, errors, ambiguities or discrepancies that DESIGN/BUILDER has discovered in the Contract Documents and the written resolution thereof by OWNER is acceptable to DESIGN/BUILDER, and the Contract Documents are sufficient to indicate and convey understanding of all terms and conditions for performance and furnishing of the Work.

F.                                      The completed Project will satisfy each of the performance criteria set forth in Exhibit A.

Article 7.                                            CONTRACT DOCUMENTS.

7.01.                        The Contract Documents which comprise the entire agreement between OWNER and DESIGN/BUILDER concerning the Work consist of the following:

A.                                   This Agreement (pages 1 to 5, inclusive).

B.                                     Exhibits to this Agreement (A to H, inclusive).

C.                                     General Conditions of the Contract Between Owner and Design/Builder (pages 1 to 36, inclusive).

D.                                    The following which may be delivered, prepared, or issued after the Effective Date of this Agreement and are not attached hereto.

1.                                       Notice to Proceed.

2.                                       All Written Amendments and other documents amending, modifying or supplementing the Contract Documents pursuant to paragraph 3.03.A of the General Conditions.

3.                                       Specifications as defined in paragraph 1.01.A.32 of the General Conditions.

4.                                       Drawings as defined in paragraph 1.01.A.16 of the General Conditions.

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7.02.                        There are no Contract Documents other than those listed above in this Article 7.  The Contract Documents may only be amended, modified or supplemented as provided in paragraph 3.03.A of the General Conditions.

Article 8.                                            EXPANSION OPTION.

8.01                           If requested by OWNER within two (2) years after the date of Substantial Completion, DESIGN/BUILDER will design and construct an expansion of the Project so that it is capable of producing not less than forty (40) million gallons of fuel-grade ethanol per year.  For all Work performed in connection with such expansion, OWNER shall pay to DESIGN/BUILDER a price equal to the sum of (i) the Performance Adjustment (as defined below), and (ii) the Metal Adjustment (as defined below) (the “Expansion Contract Price”).  “Performance Adjustment” shall mean the amount determined by multiplying $.50 by the excess, if any, of the Added Capacity (as defined below) over Thirty-Five Million (35,000,000).  “Added Capacity” shall mean the average annual number of gallons of denatured fuel-grade ethanol that the Project is capable of producing as reasonably determined by DESIGN/BUILDER based upon the thirty (30) day performance test to be performed by DESIGN/BUILDER during or after the third month of production after such expansion.     DESIGN/BUILDER determined the portion of the Expansion Contract Price listed in clause (i) above in whole or part on the costs associated with the construction of the ethanol plant for Western Plains Energy.  Due to the subsequent increase in the cost of metals, the Expansion Contract Price includes in clause (ii) above an adjustment for the increased cost (if any) associated with items used in the expansion that are metal or contain metal parts or components.  For purposes of clause (ii) above, the “Metal Adjustment” shall equal the amount (if any) that (i) the cost for items containing metal (including, without limitation, materials, equipment, furnishings, tanks, values and controls) used in the expansion, exceed (ii) the cost for such items used in the construction of the ethanol plant for Western Plains Energy.  In connection therewith, DESIGN/BUILDER will permit OWNER to review any and all relevant invoices and quotes pertaining to such items used in the expansion and the construction of the plant for Western Plains Energy.  All of the terms and provisions of the Contract Documents shall apply to such expansion; provided, however, OWNER shall pay to DESIGN/BUILDER Five Hundred Thousand Dollars ($500,000.00) of the Expansion Contract Price as a down payment under Section 4.01A., In addition to such down payment, an additional Two Million Dollars ($2,000,000) of the Expansion Contract Price shall be paid as progress payments under Section 4.01B (without any retainage), and the remainder of the Expansion Contract Price (after determination of the actual amount of the Expansion Contract Price as provided above), if any, as final payment.

Article 9.                                            MISCELLANEOUS.

9.01.                        The attached General Conditions of the Contract between Owner and Design/Builder are referred to herein as the General Conditions.

9.02.                        Terms used in this Agreement which are defined in Article 1 of the General Conditions will have the meanings indicated therein.

9.03.                        No assignment by a party hereto of any rights under or interests in the Contract Documents will be binding on another party hereto without the written consent of the party sought to be bound, which consent shall not be unreasonably withheld; and, specifically but without limitation, moneys that may become due and moneys that are due may not be assigned without such consent (except to the extent that the effect of this restriction may be limited by law), and unless specifically stated to the contrary in any written consent to an assignment no assignment will release or discharge the assignor from any duty or responsibility under the Contract Documents.

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9.04.                        OWNER and DESIGN/BUILDER each binds itself, its successors, assigns and legal representatives to the other party hereto, its successors, assigns and legal representatives in respect to all covenants, agreements and obligations contained in the Contract Documents.

9.05.                        Any provision or part of the Contract Documents held to be void or unenforceable under any Law or Regulation shall be deemed stricken, and all remaining provisions shall continue to be valid and binding upon OWNER and DESIGN/BUILDER, who agree that the Contract Documents shall be reformed to replace such stricken provision or part thereof with a valid and enforceable provision that comes as close as possible to expressing the intention of the stricken provision.

9.06.                        This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement that is binding upon all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.  Facsimile signatures of the parties hereto shall be binding.

9.07.                        This Agreement will be effective on the date first written above.  Within ninety (90) days of such effective date, OWNER shall provide to DESIGN/BUILDER the Notice to Proceed and evidence, acceptable to DESIGN/BUILDER, of funding for the Project.

IN WITNESS WHEREOF, OWNER and DESIGN/BUILDER have signed this Agreement on the date first written above.

OWNER: East Kansas Agri-Energy, LLC		DESIGN/BUILDER: ICM, Inc.

By:	/s/ William Pracht	By:	/s/ Dave Vander Griend
Title:	Chairman	Title:	CEO

Addresses for giving notices and representatives:

Name:	Dianne Allen	Name:	Bob Shank
Title:	Project Coordinator	Title:	Project Manager
Address:	P.O. Box 225 Garnett, KS 66032	Address:	310 N. First Street, Colwich, KS
Phone:	785-448-2888	Phone:	316-796-0900
Facsimile:	785-448-2884	Facsimile:	316-796-0570

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GENERAL CONDITIONS OF THE

CONTRACT BETWEEN

OWNER AND DESIGN/BUILDER

ARTICLE 1—DEFINITIONS

1.01                        Defined Terms

A.                                   Wherever used in these General Conditions or in the other Contract Documents the following terms have the meanings indicated which are applicable to both the singular and plural thereof:

1.                    Agreement—The Agreement Between Owner and Design/Builder on the Basis of a Stipulated Price covering the Work.  Other Contract Documents are incorporated into the Agreement and made a part thereof as provided therein.

2.                    Application for Payment—The form which is to be used by DESIGN/BUILDER in requesting progress or final payments and which is to be accompanied by such supporting documentation as is required by the Contract Documents.

3.                    Asbestos—Any material that contains more than one percent (1%) asbestos and is friable or is releasing asbestos fibers into the air above current action levels established by the United States Occupational Safety and Health Administration.

4.                    Bonds—Performance and payment bonds and other instruments of security.

5.                    Cash Flow Projection—A schedule prepared by DESIGN/BUILDER estimating that portion of the Contract Price to be due during each month of performance.

6.                    Change Order—A written order which is signed by DESIGN/BUILDER and OWNER which authorizes an addition, deletion or revision in the Work, or an adjustment in the Contract Price or the Contract Times, issued on or after the Effective Date of the Agreement.

7.                    Construction—The performing or furnishing of labor, the furnishing and incorporating of materials and equipment into the Work and the furnishing of services (other than Design Professional Services) and documents, all as required by the Contract Documents.  Construction includes the materials and equipment incorporated into the Project.

8.                    Construction Subagreement—A written agreement between DESIGN/BUILDER and a construction contractor for provision of Construction.

9.                    Contract Documents—The Agreement and related exhibits, the Notice to Proceed, these General Conditions, the Specifications and the Drawings together with all Change Orders, and Written Amendments, issued on or after the Effective Date of the Agreement.

10.              Contract Price—The moneys payable by OWNER to DESIGN/BUILDER for completion of the Work in accordance with the Contract Documents.

11.              Contract Times—The number of days or the dates stated in the Agreement (i) to achieve Substantial Completion, and (ii) to complete the Work so that it is ready for final payment of the Contract Price in accordance with paragraph 13.08.

12.              defective—An adjective which when modifying the term Construction refers to Construction that is unsatisfactory, faulty or deficient, in that it does not conform to the Contract Documents, or does not meet the requirements of any inspection, reference standard, test or approval referred to in the Contract Documents, or has been damaged prior to OWNER’s final payment.

13.              DESIGN/BUILDER—ICM, Inc., a Kansas corporation.

14.              Design Subagreement—A written agreement between DESIGN/BUILDER and a design professional for provision of Design Professional Services.

15.              Design Professional Services—Services provided by or for licensed design professionals during Construction, or operational phases of the Project, including the development of drawings, Specifications, and other design submittals specified by the Contract Documents and required to be performed by licensed design professionals.

16.              Drawings—Those portions of the Contract Documents prepared by or for DESIGN/BUILDER and approved by OWNER consisting of drawings, diagrams, illustrations, schedules and other data which show the scope, extent, and character of the Work.

17.              Effective Date of the Agreement—The date indicated in the Agreement on which it becomes effective, but if no such date is indicated it means the date on which the Agreement is signed and delivered by the last of the two parties to sign and deliver.

18.              Engineer—A duly licensed individual or entity designated by DESIGN/BUILDER to perform or furnish specified Design Professional Services in connection with the Work.

19.              Hazardous Condition—The presence at the Site of Asbestos, Hazardous Waste, PCB’s, Petroleum Products or Radioactive Materials in such quantities or circumstances deemed to be hazardous under applicable Laws or Regulations.

20.              Hazardous Waste—The term Hazardous Waste shall have the meaning provided in Section 1004 of the Solid Waste Disposal Act (42 USC Section 6903).

21.              Laws and Regulations; Laws or Regulations—Any and all applicable laws, rules, regulations, ordinances, codes, permits, and orders of any and all governmental bodies, agencies, authorities and courts having jurisdiction.

22.              Liens—Charges, security interests or encumbrances upon real property or personal property.

23. Notice to Proceed—A written notice given by OWNER to DESIGN/BUILDER fixing the date on which the Contract Times will commence to run.

24.              OWNER—The public body, or authority, individual or entity with whom DESIGN/BUILDER has entered into the Agreement and for whom the Work is to be provided.

25.              PCBs—Polychlorinated biphenyls.

26.              Petroleum—Petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute), such as oil, petroleum, fuel oil, oil sludge, oil refuse, gasoline, kerosene, and oil mixed with other non-Hazardous Wastes and crude oils.

27.              Project—The Construction to be provided under the Contract Documents as provided in paragraph 1.01 of the Agreement.

28.              Radioactive Material—Source, special nuclear, or byproduct material as defined by the Atomic Energy Act of 1954 (42 USC Section 2011 et seq.) as amended from time to time.

29.              Schedule of Values—A schedule prepared by DESIGN/BUILDER and acceptable to OWNER indicating that portion of the Contract Price to be paid for each major component of the Work.

30.              Site—Lands or other areas designated in the Contract Documents as being furnished by OWNER for the performance of the Construction, storage, or access.

31.              Specifications—Those portions of the Contract Documents prepared by or for DESIGN/BUILDER and approved by OWNER consisting of written technical descriptions of materials, equipment, construction systems, standards and workmanship as applied to the Construction and certain administrative details applicable thereto.

32.              Subcontractor—An individual or entity other than a Supplier or Engineer having a direct contract with DESIGN/BUILDER or with any other Subcontractor for the performance of a part of the Work.

33.              Submittal—A written or graphic document prepared by or for DESIGN/BUILDER which is required by the Contract Documents to be submitted to OWNER by DESIGN/BUILDER.  Submittals may include Drawings, Specifications, progress schedules, shop drawings, samples, Cash Flow Projections, and Schedules of Values.  Submittals other than Drawings and Specifications are not Contract Documents.

34.              Substantial Completion—The time at which the Construction (or a specified part) has progressed to the point where it is sufficiently complete, in accordance with the Contract Documents, so that ethanol and distiller’s grains can be produced.  The terms “substantially complete” and “substantially completed” as applied to the Construction refer to Substantial Completion of Construction.

35.              Supplier—A manufacturer, fabricator, supplier, distributor, materialman or vendor having a direct contract with DESIGN/BUILDER or with any Subcontractor to furnish materials or equipment to be incorporated in the Work by DESIGN/BUILDER or any Subcontractor.

36.              Work—The entire completed construction or the various separately identifiable parts thereof required to be performed or furnished under the Contract Documents.  Work includes and is the result of performing or furnishing Design Professional Services and Construction required by the Contract Documents.

37.              Written Amendment—A written amendment of the Contract Documents, signed by OWNER and DESIGN/BUILDER on or after the Effective Date of the Agreement and normally dealing with the nonengineering or nontechnical rather than strictly design or construction-related aspects of the Contract Documents.

ARTICLE 2—PRELIMINARY MATTERS

2.01                        Commencement of Contract Times; Notice to Proceed

A.                The Contract Times will commence to run on the day indicated in the Notice to Proceed.  A Notice to Proceed may be given at any time within the period of time set forth in Section 9.07 of the Agreement.

2.02                        Starting the Work

A.                DESIGN/BUILDER shall start to perform the Work on the date when the Contract Times commence to run.

2.03                        Before Starting Construction

A.                DESIGN/BUILDER shall submit the following for review within ten (10) days after commencement of the Contract Times:

1.                    A preliminary progress schedule indicating the times (number of days or dates) for starting and completing the various stages in the design and construction of the Work;

2.                    A preliminary Schedule of Values for all of the Work, which will include quantities and prices of items aggregating the Contract Price and will subdivide the Work into component parts in sufficient detail acceptable to OWNER to serve as the basis for progress payments during performance of the Work.  Such prices will include a pro rata amount of overhead and profit applicable to each item of Work; and

3.                    A preliminary Cash Flow Projection.

B.                  Before any Work is started, DESIGN/BUILDER and OWNER shall each deliver to the other, with copies to each additional insured, certificates of insurance (and other evidence of insurance which either of them or any additional insured may reasonably request) which DESIGN/BUILDER and OWNER respectively are required to purchase and maintain in accordance with paragraphs 5.02.A, 5.04.A and 5.04.B.

2.04                        Initial Conference

A.                Within twenty (20) days after the Contract Times start to run, a conference by telephone or in person with OWNER, DESIGN/BUILDER and others as appropriate will be held to establish a working understanding among the parties as to the Work and to discuss the design concepts, schedules referred to in paragraph 2.03.A, procedures for handling Submittals, processing Applications for Payment, maintaining required records, items required pursuant to paragraph 8.01.A.6 and other matters.

2.05                        Initially Acceptable Schedules

A.                At least ten (10) days before submission of the first Application for Payment a conference by telephone or in person with DESIGN/BUILDER, OWNER and others as appropriate will be held to review for acceptability the schedules submitted in accordance with paragraph 2.03.A.  DESIGN/BUILDER shall have an additional ten (10) days to make corrections and adjustments and to complete and resubmit the schedules.  No progress payment shall be made to DESIGN/BUILDER until the schedules are submitted to and acceptable to OWNER as provided below. The progress schedule will be acceptable to OWNER as providing an orderly progression of the Work to completion within the Contract Times, but such acceptance will neither impose on OWNER responsibility for the sequencing, scheduling or progress of the Work nor interfere with or relieve DESIGN/BUILDER from DESIGN/BUILDER’s full responsibility therefor.  The format and structure of the progress schedule will be acceptable to OWNER.  OWNER’s acceptance shall not be deemed to confirm that the schedule is a reasonable plan for performing the Work.  DESIGN/BUILDER’s Schedule of Values and Cash Flow Projection will be acceptable to OWNER as to form and substance.

ARTICLE 3—CONTRACT DOCUMENTS:  INTENT, AMENDING, REUSE

3.01                        Intent

A.                The Contract Documents comprise the entire agreement between OWNER and DESIGN/BUILDER concerning the Work.  The Contract Documents are complementary; what is called for by one is as binding as if called for by all.  The Contract Documents will be construed in accordance with the laws of the State of Kansas.  Except as otherwise required by applicable Laws and Regulations, the Contract Documents shall govern the obligations of the parties regarding the Work and Project.

B.                  It is the intent of the Contract Documents to describe a functionally complete Project to be designed and constructed in accordance with the Contract Documents.  Any Work, materials or equipment that may reasonably be inferred from the Contract Documents or from prevailing custom or trade usage as being required to produce the intended result will be furnished and performed whether or not specifically called for.  When words or phrases which have a well-known technical or construction industry or trade meaning are used to describe work, materials or equipment, such words or phrases shall be interpreted in accordance with that meaning.

3.02                        References

A.                Reference to standards, specifications, manuals or codes of any technical society, organization or association, or to the Laws or Regulations of any governmental authority, whether such reference be specific or by implication, shall mean the latest standard, specification, manual, code or Laws or Regulations in effect on the Effective Date of the Agreement except as may be otherwise specifically stated in the Contract Documents.

B.                  No provision of any standard, specification, manual, code or instruction shall be effective to change the duties and responsibilities of OWNER, DESIGN/BUILDER or any of their subcontractors, consultants, agents, or employees from those set forth in the Contract Documents, nor shall it be effective to assign to OWNER any duty or authority to supervise or direct the furnishing or performance of the Work or any duty or authority to undertake responsibility inconsistent with the provisions of Article 8 or any other provision of the Contract Documents.

3.03                     Amending and Supplementing Contract Documents

A.                The Contract Documents may be amended to provide for additions, deletions and revisions in the Work or to modify the terms and conditions thereof in one or more of the following ways:

1.                    A Change Order; or

2.                    A formal Written Amendment.

3.04                        Reuse of Documents

A.                All documents including Drawings and Specifications prepared or furnished by DESIGN/BUILDER pursuant to the Contract Documents are instruments of service in respect of the Project and DESIGN/BUILDER shall retain an ownership and property interest therein whether or not the Project is completed.  OWNER may make and retain copies for information and reference in connection with the use and occupancy of the Project by OWNER and others; however, such documents are not intended or represented to be suitable for reuse by OWNER or others on extensions of the Project or on any other project.  Any reuse without written verification or adaptation by DESIGN/BUILDER for the specific purpose intended will be at OWNER’s sole risk and without liability or legal exposure to DESIGN/BUILDER, and OWNER shall indemnify and hold harmless DESIGN/BUILDER, Subcontractors, and Engineer from all claims, damages, losses and expenses including attorneys’ fees arising out of or resulting therefrom.  Any such verification or adaptation will entitle DESIGN/BUILDER to further compensation at rates to be agreed upon by OWNER and DESIGN/BUILDER.

B.                  In addition to paragraph 3.04.A, all documents including Drawings and Specifications prepared or furnished by DESIGN/BUILDER pursuant to the Contract Documents are subject to the use and disclosure restrictions set forth in Exhibit F attached to the Agreement.  Nothing contained in paragraph 3.04.A. shall be construed or interpreted as granting OWNER any rights or interest in the PROPRIETARY PROPERTY (as defined in Exhibit F) other than as expressly provided in Exhibit F attached to the Agreement.

ARTICLE 4—AVAILABILITY OF LANDS; DIFFERING SITE CONDITIONS; REFERENCE POINTS; HAZARDOUS CONDITIONS

4.01                        Availability of Lands

A.                OWNER shall furnish, as indicated in the Contract Documents, the lands upon which the Construction is to be performed, rights-of-way and easements for access thereto, and such other lands which are designated for the use of DESIGN/BUILDER.

B.                  Upon reasonable written request, OWNER shall furnish DESIGN/BUILDER with a correct statement of record legal title and legal description of the lands upon which the Construction is to be performed and OWNER’s interest therein.  OWNER shall identify any encumbrances or restrictions not of general application but specifically related to use of lands so furnished with which DESIGN/BUILDER will have to comply in performing the Work.  Easements for permanent structures or permanent changes in existing facilities will be obtained and paid for by OWNER, unless otherwise provided in the Contract Documents.

C.                  OWNER shall provide any of its lands and access thereto that may be required for temporary construction facilities or storage of materials and equipment.

4.02                        Differing Site Conditions

A.                DESIGN/BUILDER shall promptly, and before the conditions are disturbed, give a written notice to OWNER of (i) subsurface or latent physical conditions at the Site which differ materially from those indicated in the OWNER’s geotechnical report for the Project site or the land and grading specifications listed in Exhibit E, or (ii) unknown physical conditions at the Site, of an unusual nature, which differ materially from those ordinarily encountered and generally recognized as inhering in work of the character called for by the Contract Documents.

B.                  OWNER will investigate the site conditions promptly after receiving the notice.  If the conditions do materially so differ and cause an increase or decrease in the DESIGN/BUILDER’s cost of performing any part of the Work, an equitable adjustment shall be made under this clause and the Contract Price modified in writing by Change Order in accordance with Article 9.

C.                  No request by DESIGN/BUILDER for an equitable adjustment under paragraph 4.02 shall be allowed unless DESIGN/BUILDER has given the written notice required; provided that the time prescribed in paragraph 9.02.A for giving written notice may be extended by OWNER.

4.03                        Reference Points

A.                DESIGN/BUILDER shall be responsible for laying out the construction and shall protect and preserve the reference points established by OWNER pursuant to paragraph 8.01.A.6.e and shall make no changes or relocations without the prior written approval of OWNER.  DESIGN/BUILDER shall report to OWNER whenever any reference point or property monument is lost or destroyed or requires relocation because of necessary changes in grades or locations, and shall be responsible for the accurate replacement or relocation of such reference points or property monuments by professionally qualified personnel.

4.04                        Hazardous Conditions

A.                OWNER represents and warrants that there is no Hazardous Condition or materials that could create a Hazardous Condition existing at the Site as of the Effective Date of the Agreement that has not been disclosed in writing to DESIGN/BUILDER and that OWNER or OWNER’s officers, directors, employees, agents, other consultants or subcontractors shall not bring to the Site during the term of the Agreement any materials creating a Hazardous Condition.  OWNER will be responsible for any Hazardous Condition encountered at the Site which was not identified in the Contract Documents to be within the scope of the Work.  OWNER shall not be responsible for materials creating a Hazardous Condition brought to the Site by DESIGN/BUILDER, Subcontractors, Suppliers or anyone else for whom DESIGN/BUILDER is responsible.

B.                  DESIGN/BUILDER and any affected Subcontractor shall immediately (i) stop all Construction in connection with such Hazardous Condition and in any area affected thereby (except in an emergency as required by paragraph 6.15), and (ii) notify OWNER (and thereafter confirm such notice in writing).  OWNER shall promptly determine the necessity of retaining a qualified expert to evaluate such Hazardous Condition or take corrective action, if any.  DESIGN/BUILDER shall not be required to resume Construction in connection with such Hazardous Condition or in any such affected area until after OWNER has obtained any required permits related thereto and delivered to DESIGN/BUILDER special written notice (i) specifying that such Hazardous Condition and any affected area is or has been rendered safe for the resumption of Construction, or (ii) specifying any special conditions under which such Construction may be resumed safely.  If OWNER and DESIGN/BUILDER cannot agree as to entitlement to or the amount or extent of an adjustment, if any, in Contract Price as a result of such Construction stoppage or such special conditions under which Construction is agreed by DESIGN/BUILDER to be resumed, either party may make a claim therefor as provided in Article 9.

C.                  To the fullest extent permitted by Laws and Regulations, OWNER shall indemnify and hold harmless DESIGN/BUILDER, Subcontractors, Suppliers, Engineers and the officers, directors, employees, agents, other consultants and subcontractors of each and any of them from and against all claims, costs, losses and damages (including but not limited to all reasonable fees and charges of engineers, architects, attorneys and other professionals and all court or arbitration or other dispute resolution costs) arising out of or resulting from such Hazardous Condition.  Nothing in this paragraph

4.04.C shall obligate OWNER to indemnify any individual or any entity, including DESIGN/BUILDER, from and against the consequences of that individual’s or entity’s own negligence or willful misconduct.  OWNER shall not be obligated to indemnify or hold harmless DESIGN/BUILDER, Subcontractors, Suppliers or any other individual or any entity for any such claim, cost, loss or damage arising out of or resulting from materials creating a Hazardous Condition brought to the Site by DESIGN/BUILDER, Subcontractors, Suppliers or any other party for whom DESIGN/BUILDER is responsible.  DESIGN/BUILDER shall indemnify and hold harmless OWNER and OWNER’s officers, directors, employees, agents, other consultants and subcontractors of each and any of them from and against all claims, costs, losses and damages (including reasonable attorney fees) arising out of or resulting from materials creating a Hazardous Condition brought to the Site by DESIGN/BUILDER, Subcontractors, Suppliers or any other party for whom DESIGN/BUILDER is responsible.

ARTICLE 5—BONDS AND INSURANCE

5.01                        Performance, Payment and Other Bonds

A.                DESIGN/BUILDER shall not be required to furnish a performance, payment or any other Bonds.

5.02                        DESIGN/BUILDER’s Liability Insurance

A.                DESIGN/BUILDER shall purchase and maintain such Commercial General Liability (subject to customary exclusions in respect of professional liability), Automobile Liability and Worker’s Compensation insurance as is appropriate for the Work being performed and furnished and as will provide protection from claims set forth below which may arise out of or result from DESIGN/BUILDER’s performance and furnishing of the Work and DESIGN/BUILDER’s other obligations under the Contract Documents, whether it is to be performed or furnished by DESIGN/BUILDER, any Subcontractor or Supplier, or by anyone directly or indirectly employed by any of them to perform or furnish any of the Work, or by anyone for whose acts any of them may be liable:

1.                    Claims under workers’ compensation, disability benefits and other similar employee benefit acts;

2.                    Claims for damages because of bodily injury, occupational sickness or disease, or death of DESIGN/BUILDER’s employees;

3.                    Claims for damages because of bodily injury, sickness or disease, or death of any person other than DESIGN/BUILDER’s employees;

4.                    Claims for damages insured by customary personal injury liability coverage which are sustained (i) by any person as a result of an offense directly or indirectly related to the employment of such person by DESIGN/BUILDER, or (ii) by any other person for any other reason;

5.                    Claims for damages, other than to the Work itself, because of injury to or destruction of tangible property wherever located other than claims under paragraph 5.02.A.7. below, including loss of use resulting therefrom;

6.                    Claims for damages because of bodily injury or death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicle; and

7.                    Claims for professional errors and omissions arising from the Design Professional Services provided for the Project.

B.                  The policies of insurance required by paragraph 5.02.A shall:

1.                    With respect to insurance required by paragraphs 5.02.A.3 through 5.02.A.6 inclusive, include as additional insureds OWNER and any other persons or entities identified in writing by OWNER, all of whom shall be listed as additional insureds, and include coverage for the respective officers and employees of all such additional insureds;

2.                    Include at least the specific coverages and be written for not less than the limits of liability set forth in Exhibit H or required by Laws or Regulations, whichever is greater;

3.                    Include completed operations insurance;

4.                    Include contractual liability insurance covering DESIGN/BUILDER’s indemnity obligations under paragraphs 6.06, 6.10 and 6.19;

5.                    Contain a provision or endorsement that the coverage afforded will not be cancelled, materially changed or renewal refused until at least thirty (30) days prior written notice has been given to OWNER and each other additional insured to whom a certificate of insurance has been issued (and the certificates of insurance furnished by the DESIGN/BUILDER pursuant to paragraph 5.08.B will so provide);

6.                    Remain in effect at least until final payment and at all times thereafter when DESIGN/BUILDER may be correcting, removing or replacing defective Construction in accordance with paragraphs 12.06 and 12.07;

7.                    With respect to completed operations insurance, remain in effect for at least one year after final payment (and DESIGN/BUILDER shall furnish OWNER and each other additional insured to whom a certificate of insurance has been issued evidence satisfactory to OWNER and any such additional insured of continuation of such insurance at final payment); and

8.                    DESIGN/BUILDER shall maintain in effect all insurance coverage required under this paragraph at the DESIGN/BUILDER’S sole expense with insurance companies (and policies) approved by OWNER and lawfully authorized to do business in the jurisdiction in which the Project is located.  If the DESIGN/BUILDER fails to obtain or maintain any insurance coverage required under this Agreement, the OWNER may purchase such coverage and charge the expense to the DESIGN/BUILDER, or terminate this Agreement for cause in accordance with paragraph 14.02 below.

5.03                        OWNER’s Liability Insurance

A.                In addition to the insurance required to be provided by DESIGN/BUILDER under paragraph 5.02, OWNER, at OWNER’s option, may purchase and maintain at OWNER’s expense OWNER’s own liability insurance as will protect OWNER against claims which may arise from operations under the Contract Documents.

5.04                        Property Insurance

A.                OWNER shall purchase and maintain property insurance upon the Construction at the Site in the amount of the full replacement cost thereof at the OWNER’s sole expense with insurance companies (and policies) approved by DESIGN/BUILDER and lawfully authorized to do business in the jurisdiction in which the Project is located (subject to such deductible amounts as may be agreed to by OWNER and DESIGN/BUILDER or as may be required by Laws and Regulations).  This insurance will:

1.                    Include the interests of OWNER, DESIGN/BUILDER, Subcontractors, and any other persons or entities listed as an insured or additional insured;

2.                    Be written on a Builder’s Risk “all-risk” or equivalent policy form that shall at least include insurance for physical loss and damage to the Construction, temporary buildings, falsework and all materials and equipment in transit, and shall insure against at least the following perils or causes of loss:  fire, lightning, extended coverage, theft, vandalism and malicious mischief, earthquake, collapse, debris removal, demolition occasioned by enforcement of Laws and Regulations, water damage, flood, system testing, and such other perils or causes of loss as may be agreed in writing by DESIGN/BUILDER and OWNER;

3.                    Include expenses incurred in the repair or replacement of any insured property (including but not limited to fees and charges of engineers and architects);

4.                    Cover materials and equipment stored at the Site or at another location that was agreed to in writing by OWNER prior to being incorporated in the Construction, provided that such materials and equipment have been included in an Application for Payment approved by OWNER; and

5.                    Be maintained in effect until final payment is made unless otherwise agreed to in writing by OWNER and DESIGN/BUILDER with thirty (30) days written notice to each other additional insured to whom a certificate of insurance has been issued.

B.                  OWNER shall purchase and maintain such boiler and machinery insurance or additional property insurance as DESIGN/BUILDER may reasonably require or required by Laws and Regulations which will include the interests of OWNER, DESIGN/BUILDER, Subcontractors, and other individuals and entities listed as an insured or additional insured.

C.                  All the policies of insurance (and the certificates or other evidence thereof) required to be purchased and maintained by OWNER in accordance with paragraph 5.04 will contain a provision or endorsement that the coverage afforded will not be cancelled or materially changed or renewal refused until at least thirty (30) days prior written notice has been given to DESIGN/BUILDER and to each other additional insured to whom a certificate of insurance has been issued.

D.                 OWNER shall not be responsible for purchasing and maintaining any property insurance to protect the interests of DESIGN/BUILDER, Subcontractors, Suppliers, Engineers or others in the Work to the extent of any deductible amounts agreed to by OWNER and DESIGN/BUILDER.  The risk of loss within such identified deductible amounts will be borne by DESIGN/BUILDER, Subcontractor or others suffering any such loss and if any of them wishes property insurance coverage within the limits of such deductible amount, each may purchase and maintain it at the purchaser’s own expense.

E.                   If DESIGN/BUILDER requests in writing that other special insurance be included in the property insurance policies provided under paragraph 5.04, OWNER shall, if possible, include such insurance, and the cost thereof will be charged to DESIGN/BUILDER by appropriate Change Order or Written Amendment.  Prior to commencement of the Work at the Site, OWNER shall in writing advise DESIGN/BUILDER whether or not such other insurance has been procured by OWNER.

5.05                        Waiver of Subrogation Rights

A.                OWNER and DESIGN/BUILDER intend that all policies purchased in accordance with paragraph 5.04 will protect OWNER, DESIGN/BUILDER, Engineers, Subcontractors, others who may have a financial interest in the Project, and all other individuals or entities listed as insureds or additional insureds in such policies and will provide primary coverage for all losses and damages caused by the perils or causes of loss covered thereby.  All such policies shall contain provisions to the effect that in the event of payment of any loss or damage the insurers will have no rights of recovery against any of the insureds or additional insureds thereunder.  Each party waives all rights against the other party and its officers, directors, employees, members, and agents for all losses and damages caused by, arising out of or resulting from any of the perils or causes of loss covered by such policies and any other property insurance applicable to the Work.

5.06                        Receipt and Application of Proceeds

A.                Any insured loss under the policies of insurance required by paragraph 5.04 will be adjusted with OWNER and made payable to OWNER as fiduciary for the benefit of insureds, as their interests may appear, subject to the requirements of any applicable mortgage clause and of paragraph 5.06.B.  OWNER shall deposit in a separate account any money so received, and shall distribute it in accordance with such agreement as the parties in interest may reach.  If no other special agreement is reached the damaged Work shall be repaired or replaced, the moneys so received applied on account thereof and the Work and the cost thereof covered by an appropriate Change Order or Written Amendment.

B.                  OWNER as fiduciary shall have power to adjust and settle any loss with the insurers unless one of the parties in interest shall object in writing within fifteen (15) days after the occurrence of loss to OWNER’s exercise of this power.  If such objection be made, OWNER as fiduciary shall make settlement with the insurers in accordance with such agreement as the parties in interest may reach.  If no such agreement among the parties in interest is reached, OWNER as fiduciary shall adjust and settle the loss with the insurers and, if required in writing by any party in interest, OWNER as fiduciary shall give bond for the proper performance of such duties..

5.07                        Acceptance of Insurance; Option to Replace

A.                If either party has any objection to the coverage afforded by or other provisions of the insurance required to be purchased and maintained by the other party in accordance with Article 5 on the basis of their not complying with the Contract Documents, the objecting party shall so notify the other party in writing within thirty (30) days after receipt of the certificates (or other evidence requested) required by paragraph 2.03.B.  OWNER and DESIGN/BUILDER shall each provide to the other such additional information in respect of insurance provided as the other may reasonably request.  If either party does not purchase or maintain all of the insurance required of such party by the Contract Documents, such party shall notify the other party in writing of such failure to purchase prior to the start of the Work, or of such failure to maintain prior to any change in the required coverage.  Without prejudice to any other right or remedy, the other party may elect to obtain equivalent insurance to protect such other party’s interests at the expense of the party who was supposed to provide such coverage, and a Change Order or Written Amendment shall be issued to adjust the Contract Price accordingly.

5.08                        Licensed Sureties and Insurers; Certificates of Insurance

A.                All insurance required by the Contract Documents to be purchased and maintained by OWNER or DESIGN/BUILDER shall be obtained from insurance companies that are duly licensed or authorized in the jurisdiction in which the Project is located to issue insurance policies for the limits and coverages so required.  Such insurance companies shall also meet such additional requirements and qualifications as may be agreed in writing by DESIGN/BUILDER and OWNER.

B.                  DESIGN/BUILDER shall deliver to OWNER, with copies to each additional insured, certificates of insurance (and other evidence of insurance requested by OWNER or any other additional insured) which  DESIGN/BUILDER is required to purchase and maintain in accordance with paragraph 5.02.A.  OWNER shall deliver to DESIGN/BUILDER, with copies to each additional insured, certificates of insurance (and other evidence of insurance requested by DESIGN/BUILDER or any other additional insured) which OWNER is required to purchase and maintain in accordance with paragraphs 5.04.A and 5.04 B.

ARTICLE 6—DESIGN/BUILDER’S RESPONSIBILITIES

6.01                        Design Professional Services

A.                Standard of Care:  DESIGN/BUILDER shall perform or furnish Design Professional Services and related services in all phases of the Project.  The standard of care for all such services performed or furnished under this Agreement will be the care and skill ordinarily used by members of the engineering profession practicing under similar conditions at the same time and locality.  Notwithstanding the foregoing, if the parties agree in writing upon specific standards for the Work (i.e., Performance Guarantee Criteria), the Design Professional Services shall be performed to achieve such standards.

B.                  Preliminary Design Phase:  During the preliminary design phase, DESIGN/BUILDER shall:

1.                    Consult with OWNER to understand OWNER’s requirements for the Project and review available data.

2.                    Advise OWNER as to the necessity of OWNER providing or obtaining from others additional reports, data or services of the types provided in paragraph 8.01.A.6.a-g and assist OWNER in obtaining such reports, data, or services.

3.                    Identify and analyze requirements of governmental authorities having jurisdiction to approve the portions of the Project designed or specified by DESIGN/BUILDER with whom consultation is to be undertaken in connection with the Project.

4.                    Obtain such additional geotechnical and related information which it deems necessary for performance of the Work.

5.                    Prepare preliminary design documents consisting of final design criteria, preliminary drawings, outline specifications, and written descriptions of the Project.

6.                    Furnish the preliminary design documents to and review them with OWNER within the time indicated in the schedules described in paragraph 2.05.A.

C.                  Final Design Phase:  After written acceptance by OWNER of the preliminary design phase documents DESIGN/BUILDER shall:

1.                    On the basis of the accepted preliminary design phase documents, prepare final Drawings showing the scope, extent, and character of the Construction to be performed and furnished by DESIGN/BUILDER and Specifications.

2.                    Provide technical criteria, written descriptions and design data required for obtaining approvals of such governmental authorities as have jurisdiction to review or approve the final design of the Project, and assist OWNER in consultations with appropriate authorities.

3.                    Furnish the above documents, Drawings and Specifications to and review them with OWNER within the time indicated in the schedules described in paragraphs 2.03.A and 2.05.A.

D.                 Construction Phase.  During Construction, DESIGN/BUILDER shall provide Engineering and Design Professional Services as necessary to complete the Project.

E.                   Operational Phase:  During the operational phase, DESIGN/BUILDER shall:

1.                    Provide assistance in connection with the start-up, testing, refining and adjusting of any equipment or system.

2.                    Assist OWNER in training staff to operate and maintain the Project as provided in Exhibit G.

Other than assistance normally provided in the industry after final payment, nothing in this paragraph 6.01.E. shall be interpreted or construed as obligating DESIGN/BUILDER to perform or provide such assistance to OWNER after final payment and acceptance of the Work under paragraph 13.09 below.

6.02                        Supervision and Superintendence of Construction

A.                DESIGN/BUILDER shall supervise, inspect and direct the Construction competently and efficiently, devoting such attention thereto and applying such skills and expertise as may be necessary to provide the Construction in accordance with the Contract Documents.  DESIGN/BUILDER shall be solely responsible for the means, methods, techniques, sequences and procedures employed for the provision of Construction.  DESIGN/BUILDER shall be responsible to see that the completed Construction complies accurately with the Contract Documents and shall keep OWNER advised as to the quality and progress of the Construction.

B.                  DESIGN/BUILDER shall keep on the Site at all times during construction a competent resident superintendent, who shall not be replaced without written notice to OWNER except under extraordinary circumstances.  The superintendent will be DESIGN/BUILDER’s representative at the Site and shall have authority to act on behalf of DESIGN/BUILDER.  All communications to the superintendent shall be as binding as if given to DESIGN/BUILDER.

6.03                        Labor, Materials and Equipment

A.                DESIGN/BUILDER shall provide competent, suitably qualified personnel to survey and lay out the Construction and perform Construction as required by the Contract Documents. DESIGN/BUILDER shall at all times maintain good discipline and order at the Site.

B.                  Unless otherwise specified in the Contract Documents, DESIGN/BUILDER shall furnish or cause to be furnished and assume full responsibility for materials, equipment, labor, transportation, construction equipment and machinery, tools, appliances, fuel, power, light, heat, telephone, water, sanitary facilities, temporary facilities and all other facilities and incidentals necessary for the furnishing, performance, testing, start-up and completion of the Work.  DESIGN/BUILDER will direct the checkout of utilities and operations of systems and equipment.

C.                  All materials and equipment incorporated into the Work shall be of good quality and new.  All warranties and guarantees specifically called for by the Contract Documents shall expressly run to the benefit of OWNER.  If reasonably required by OWNER, DESIGN/BUILDER shall furnish satisfactory evidence (including reports of required tests) as to the kind and quality of materials and equipment.  All materials and equipment shall be applied, installed, connected, erected, used, cleaned and conditioned in accordance with instructions of the applicable Supplier.

6.04                        Progress Schedule

A.                DESIGN/BUILDER shall adhere to the progress schedule established in accordance with paragraph 2.05.A as it may be adjusted from time to time.

1.                    DESIGN/BUILDER shall submit to OWNER for acceptance proposed adjustments in the progress schedule that will not change the Contract Times.  Such adjustments will conform generally to the progress schedule then in effect.

2.                    Proposed adjustments in the progress schedule that will change the Contract Times  shall be submitted in accordance with the requirements of Article 11.  Such adjustments may only be made by a Change Order or Written Amendment.

6.05 Concerning Subcontractors, Suppliers and Others

A.                DESIGN/BUILDER shall not employ any Subcontractor, Engineer, Supplier or other individual or entity against whom OWNER may have reasonable objection.  DESIGN/BUILDER shall not be required to employ any Subcontractor, Engineer, Supplier or other individual or entity to furnish or perform any of the Work against whom DESIGN/BUILDER has reasonable objection.

B.                  DESIGN/BUILDER shall be fully responsible to OWNER for all acts and omissions of the Subcontractors, Engineers, Suppliers and other individuals or entities performing or furnishing any of the Work under a direct or indirect contract with DESIGN/BUILDER.  Nothing in the Contract Documents shall create for the benefit of any such Subcontractor, Engineer, Supplier or other individual or entity any contractual relationship between OWNER and any such Subcontractor, Engineer, Supplier or other individual or entity, nor shall it create any obligation on the part of OWNER to pay or to see to the payment of any moneys due any such Subcontractor, Engineer, Supplier or other individual or entity except as may otherwise be required by Laws and Regulations.

C.                  DESIGN/BUILDER shall be solely responsible for scheduling and coordinating Subcontractors, Engineers, Suppliers and other individuals and entities performing or furnishing any of the Work under a direct or indirect contract with DESIGN/BUILDER.  DESIGN/BUILDER shall require all Subcontractors, Engineers, Suppliers and such other individuals and entities performing or furnishing any of the Work to communicate with the OWNER through DESIGN/BUILDER.

D.                 All services performed or provided to and material and equipment supplied to DESIGN/BUILDER by a Subcontractor or Supplier will be pursuant to an appropriate Design Subagreement or Construction Subagreement between DESIGN/BUILDER and the Subcontractor, Engineer or Supplier which specifically binds the Subcontractor, Engineer or Supplier to the applicable terms and conditions of the Contract Documents for the benefit of OWNER.  Whenever any such agreement is with a Subcontractor, Engineer or Supplier who is listed as an additional insured on the property insurance provided in paragraph 5.04.A or 5.04.B, the agreement between the DESIGN/BUILDER and the Subcontractor, Engineer or Supplier will contain provisions whereby the Subcontractor, Engineer or Supplier waives all rights against OWNER, DESIGN/BUILDER, and all other additional insureds for all losses and damages caused by any of the perils or causes of loss covered by such policies and any other property insurance applicable to the Work.  If the insurers on any such policies require separate waiver forms to be signed by any Subcontractor, Engineer or Supplier, DESIGN/BUILDER will obtain the same.

6.06                        Patent Fees and Royalties

A.                DESIGN/BUILDER shall pay all license fees and royalties and assume all costs incident to the use in the performance of the Work or the incorporation in the Work of any invention, design, process, product or device (other than any increased license fees, royalties and costs arising out of or resulting from a Change Order) which is the subject of patent rights or copyrights held by others.  To the fullest extent permitted by Laws and Regulations,  DESIGN/BUILDER shall indemnify and hold harmless OWNER, from and against all claims, costs, losses and damages (including but not limited to all reasonable fees and charges of engineers, architects, attorneys and other professionals and all court or arbitration or other dispute resolution costs) arising out of or resulting from any infringement of patent rights or copyrights incident to the use in the performance of the Work or resulting from the incorporation in the Work of any invention, design, process, product or device.

6.07                        Permits

A.                Unless otherwise provided in the Contract Documents, OWNER shall obtain and pay for all necessary permits and licenses.  DESIGN/BUILDER shall assist OWNER, when necessary, in obtaining such permits and licenses.  DESIGN/BUILDER shall pay all governmental charges and inspection fees necessary for the prosecution of the Construction, which are applicable on the Effective Date of the Agreement.  DESIGN/BUILDER shall pay all charges of utility owners for connections to the Work (other than those charges that are required to be paid by OWNER to satisfy its obligations under Exhibit E), and OWNER shall pay all charges of such utility owners for capital costs related thereto.

6.08                        Laws and Regulations

A.                DESIGN/BUILDER shall give all notices and comply with all Laws and Regulations of the place of the Project which are applicable to furnishing and performance of the Work.  OWNER shall not be responsible for monitoring DESIGN/BUILDER’s compliance with any Laws or Regulations.

B.                  If DESIGN/BUILDER performs any Work knowing or having reason to know that it is contrary to Laws or Regulations, DESIGN/BUILDER shall bear all costs arising therefrom.

C.                  Changes in Laws and Regulations not known on the Effective Date of the Agreement having an effect on the cost or time of performance may be the subject of a claim under Article 9.

6.09                        Taxes

A.                OWNER shall pay to DESIGN/BUILDER all sales, consumer, use, gross receipts and other similar taxes which are applicable during the performance of the Work and are either paid by DESIGN/BUILDER or are required to be reimbursed by DESIGN/BUILDER to its Subcontractors, Suppliers, or Engineers.

6.10                        Use of Site and Other Areas

A.                DESIGN/BUILDER shall confine construction equipment, the storage of materials and equipment and the operations of construction workers to those lands and areas permitted by the OWNER and other land and areas permitted by Laws and Regulations, rights-of-way, permits and easements, and shall not unreasonably encumber the premises with construction equipment or other materials or equipment.  DESIGN/BUILDER shall be responsible for any damage to any such land or area, or to the owner or occupant thereof or of any adjacent land or areas, resulting from the performance of the Construction.  Should any claim be made by any such owner or occupant because of the performance of the Construction, DESIGN/BUILDER shall promptly settle with such other party by negotiation or otherwise resolve the claim by arbitration or other dispute resolution proceeding or at law.  DESIGN/BUILDER shall, to the fullest extent permitted by Laws and Regulations, indemnify and hold harmless OWNER and anyone directly or indirectly employed by OWNER from and against all claims, costs, losses and damages (including, but not limited to, all reasonable fees of engineers, architects, attorneys and other professionals and court and arbitration or other dispute resolution costs) arising out of or resulting from any claim or action, legal or equitable, brought by any such owner or occupant against OWNER, or any other party indemnified hereunder to the extent caused by or based upon DESIGN/BUILDER’s performance of the Construction.

B.                  During the performance of the Construction, DESIGN/BUILDER shall keep the premises free from accumulations of waste materials, rubbish and other debris resulting from the Construction.  At the completion of the Construction, DESIGN/BUILDER shall remove all waste materials, rubbish and debris from and about the premises as well as all tools, appliances, construction equipment, temporary construction and machinery and surplus materials.  DESIGN/BUILDER shall leave the Site clean and ready for occupancy by OWNER at Substantial Completion.  DESIGN/BUILDER shall restore to original condition all property not designated for alteration by the Contract Documents.

C.                  DESIGN/BUILDER shall not load nor permit any part of any structure to be loaded in any manner that will endanger the structure, nor shall DESIGN/ BUILDER subject any part of the Work or adjacent property to stresses or pressures that will endanger it.

6.11                        Record Documents

A.                DESIGN/BUILDER shall maintain in a safe place at the Site one record copy of all Drawings, Specifications, Written Amendments, and Change Orders, in good order and annotated to show all changes made during Construction.  These record documents together with all approved Submittals will be available to OWNER for reference.  Upon completion of the Work, these record documents and Submittals, including a reproducible set of record drawings, will be delivered to OWNER.

6.12     Safety and Protection

A.                                   DESIGN/BUILDER shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the Construction.  DESIGN/BUILDER shall take all necessary precautions for the safety of, and shall provide the necessary protection to prevent damage, injury or loss to:

1.                    All persons on the Site or who may be affected by the Construction;

2.                    All Work and materials and equipment to be incorporated therein, whether in storage on or off the Site; and

3.                    Other property at the Site or adjacent thereto, including trees, shrubs, lawns, walks, pavements, roadways, structures, utilities and underground facilities not designated for removal, relocation or replacement in the course of construction.

B.                  DESIGN/BUILDER shall comply with applicable Laws and Regulations of any public body having jurisdiction for safety of persons or property or to protect them from damage, injury or loss; and shall erect and maintain all necessary safeguards for such safety and protection.  DESIGN/BUILDER shall notify owners of adjacent property and of underground facilities and utility owners when prosecution of the Work may affect them, and shall cooperate with them in the protection, removal, relocation and replacement of their property.  All damage, injury or loss to any property caused, directly or indirectly, in whole or in part, by DESIGN/BUILDER, any Subcontractor, Supplier or any other individual or entity directly or indirectly employed by any of them to perform or furnish any of the Work or anyone for whose acts any of them may be liable, shall be remedied by DESIGN/BUILDER.  DESIGN/BUILDER’s duties and responsibilities for safety and for protection of the construction shall continue until (i) such time as all the Work is completed and OWNER has issued a notice to DESIGN/BUILDER in accordance with paragraph 13.09 that the Work is acceptable or, (ii) in the event DESIGN/BUILDER is excluded from the Site under paragraph 13.05.B. after Substantial Completion, the date DESIGN/BUILDER is excluded from the Site.

6.13                        Safety Representative

A.                DESIGN/BUILDER shall designate a qualified and experienced safety representative at the Site whose duties and responsibilities shall be the prevention of accidents and the maintaining and supervising of safety precautions and programs.

6.14                        Hazard Communication Programs

A.                DESIGN/BUILDER shall be responsible for coordinating any exchange of material safety data sheets or other hazard communication information required to be made available to or exchanged between or among employers at the Site in accordance with Laws or Regulations.

6.15                        Emergencies

A.                In emergencies affecting the safety or protection of persons or the construction or property at the Site or adjacent thereto, DESIGN/BUILDER, without special instruction or authorization from OWNER, is obligated to act to prevent threatened damage, injury or loss.  DESIGN/BUILDER shall give OWNER prompt written notice if DESIGN/BUILDER believes that any significant changes in the Construction or variations from the Contract Documents have been caused thereby.  If a change in the Contract Documents is required because of the action taken by DESIGN/BUILDER in response to such an emergency, a Change Order will be issued to document the consequences of such action.

6.16                        Submittals

A.                OWNER will review and approve Submittals.  OWNER’s review and approval of required Submittals shall not relieve DESIGN/BUILDER from responsibility for any variation from the requirements of the Contract Documents.

B.                  Where a Submittal is required by the Contract Documents, any related Construction provided prior to OWNER’s review and approval of the pertinent Submittal will be at the sole expense and responsibility of DESIGN/BUILDER.

6.17                        Continuing the Work

A.                DESIGN/BUILDER shall carry on the Work and adhere to the progress schedule during all disputes or disagreements with OWNER.  No Work shall be delayed or postponed pending resolution of any disputes or disagreements, except as DESIGN/BUILDER and OWNER may otherwise agree in writing or as otherwise provided in the Contract Documents.

6.18                     DESIGN/BUILDER’s General Warranty and Guarantee

A.                DESIGN/BUILDER warrants and guarantees to OWNER that all Construction will be in accordance with the Contract Documents and will not be defective. DESIGN/BUILDER’s warranty and guarantee hereunder excludes defects or damage caused by:

1.                    Abuse, modification or improper maintenance or operation by persons other than DESIGN/BUILDER, Subcontractors or Suppliers; or

2.                    Normal wear and tear under normal usage.

B.                  DESIGN/BUILDER’s obligation to perform and complete the Work in accordance with the Contract Documents shall be absolute.  Except as provided in paragraph 12.08, no action by OWNER will constitute an acceptance of Work that is not in accordance with the Contract Documents or a release of DESIGN/BUILDER’s obligation to perform the Work in accordance with the Contract Documents, including but not limited to the following:

1.                    Observations by OWNER;

2.                    The making of any progress or final payment;

3.                    The issuance of a certificate of Substantial Completion;

4.                    Use or occupancy of the Work or any part thereof by OWNER;

5.                    Any acceptance by OWNER or any failure to do so;

6.                    Any review and approval of a Submittal;

7.                    Any inspection, test or approval by others; or

8.                    Any correction of defective Construction by OWNER.

C.                  DESIGN/BUILDER shall, at final completion, assign to OWNER all manufacturer’s warranties for materials and equipment incorporated into the Project; provided, however, in the event of a claim by OWNER against DESIGN/BUILDER, OWNER shall use its best efforts to cooperate with DESIGN/BUILDER in the enforcement of any applicable warranty.

6.19                        Indemnification

OWNER and DESIGN/BUILDER are and will be throughout the term of the Agreement independent contractors as to each other.  Each party recognizes that it shall be solely responsible for its own conduct, including without limitation its own fault, as to any aspect of the Agreement.  In the event any claim is made or any action is filed by a third party arising out of this Agreement or the services to be performed under it, the parties anticipate that each will defend said claim or action on its own behalf, and will pay, settle, or otherwise dispose of any demand or judgment against it consistent with the provisions of the Kansas comparative negligence statute, K.S.A. §60-258a, in effect on the date of this Agreement.  In the event either party is made to respond in damages for the fault of the other party, then the other party agrees to indemnify and hold harmless the first party (including its officers, directors, employees, and agents) from any payment that it has to make, including without limitation the payment of reasonable attorneys’ fees incurred in resisting, settling, or otherwise disposing of the demand, on account of the other party’s fault.  In regard to the indemnity obligation in this paragraph 6.19 or any other provision of the General Conditions, neither party shall make a payment for which indemnity will be sought from the other party without first providing such other party written notice of the claim and an opportunity to assume the defense.

ARTICLE 7—OTHER CONSTRUCTION

7.01                        Related Construction at Site

A.                OWNER may perform other Work related to the Project at the Site by OWNER’s own forces, or let other direct contracts therefor or have other work performed by utility owners.  Written notice thereof will be given to DESIGN/BUILDER prior to starting any such other work.

B.                  DESIGN/BUILDER shall afford each other contractor who is a party to such a direct contract and each utility owner (and OWNER, if OWNER is performing the additional work with OWNER’s employees) proper and safe access to the Site and a reasonable opportunity for the introduction and storage of materials and equipment and the execution of such other work and shall properly connect and coordinate the Construction with theirs.  DESIGN/BUILDER shall do all cutting, fitting and patching of the Work that may be required to make its several parts come together properly and integrate with such other work.  DESIGN/BUILDER shall not endanger any work of others by cutting, excavating or otherwise altering their work and will only cut or alter their work with the written consent of OWNER and the others whose work will be affected.

C.                  If the proper execution or results of any part of DESIGN/BUILDER’s Work depends upon work performed or services provided by others under this Article 7, DESIGN/BUILDER shall inspect such other work and appropriate instruments of service and promptly report to OWNER in writing any delays, defects or deficiencies in such other work or services that render it unavailable or unsuitable for the proper execution and results of DESIGN/BUILDER’s Work.  DESIGN/BUILDER’s failure so to report will constitute an acceptance of such other work as fit and proper for integration with DESIGN/BUILDER’s Work except for latent or nonapparent defects and deficiencies in such other work.

ARTICLE 8—OWNER’S RESPONSIBILITIES

8.01                        General

A.                OWNER shall do the following in a timely manner so as not to delay the services of DESIGN/BUILDER.

1.                    Designate in writing a person to act as OWNER’s representative with respect to the services to be rendered under this Agreement.

2.                    Provide such legal services as OWNER may require with regard to land use and governmental permitting issues pertaining to the Project including any such land use or governmental permitting issues that may be raised by DESIGN/BUILDER.

3.                    If requested in writing by DESIGN/BUILDER, furnish reasonable evidence satisfactory to DESIGN/BUILDER, that sufficient funds are available and committed for the entire cost of the Project.  Unless such reasonable evidence is furnished, DESIGN/BUILDER is not required to commence or continue any Work, or may, if such evidence is not presented within a reasonable time, stop Work upon fifteen (15) days’ notice to the Owner.

4.                    Make payments to DESIGN/BUILDER promptly when they are due as provided in Article 13.

5.                    Furnish lands and easements as set forth in paragraph 4.01.A.

6.                    Furnish to DESIGN/BUILDER, as required for performance of DESIGN/BUILDER’s services the following, all of which DESIGN/BUILDER may use and rely upon in performing services under this Agreement:

a.          Environmental assessment and impact statements;

b.         Property, boundary, easement, right-of-way, topographic and utility surveys;

c.          Property descriptions;

d.         Zoning, deed and other land use restrictions;

e.          Engineering surveys to establish reference points for design and construction which in OWNER’s judgment are necessary to enable DESIGN/BUILDER to  proceed with the Work;

f.            Assistance in filing documents required to obtain necessary approvals of governmental authorities having jurisdiction over the Project; and

g.         Subsurface data.

7.                    Review Submittals subject to OWNER review pursuant to paragraph 6.16.A.

8.                    Provide information known to or in the possession of OWNER relating to the presence of materials and substances at the site which could create a Hazardous Condition.

9.                    Perform all items designated as OWNER’s responsibilities in Exhibit E.

8.02               Scope of OWNER’s Safety and Hazardous Waste Responsibilities

A.                OWNER shall not supervise, direct or have control or authority over, nor be responsible for, DESIGN/BUILDER’s means, methods, techniques, sequences or procedures of Construction or the safety precautions and programs incident thereto, or for any failure of DESIGN/BUILDER to comply with Laws and Regulations applicable to the furnishing or performance of the Work.  OWNER will not be responsible for DESIGN/BUILDER’s failure to perform or furnish the Work in accordance with the Contract Documents.

ARTICLE 9—CHANGES IN THE WORK; CLAIMS

9.01                     General—Rights and Obligations

A.     Without invalidating the Agreement, OWNER may, at any time or from time to time, request additions, deletions or revisions in the Work within the general scope of the contract by a Written Amendment or a Change Order.  If DESIGN/BUILDER agrees to such Written Amendment or Change Order, which agreement shall not be unreasonably withheld, DESIGN/BUILDER shall promptly proceed with the Work involved which will be performed under the applicable provisions of the Contract Documents (except as otherwise specifically provided).

9.02        Notice of Intent to Make Claim

A.     If OWNER and DESIGN/BUILDER are unable to agree as to the extent, if any, of an adjustment in the Contract Price or an adjustment of the Contract Times that should be allowed as a result of any order of OWNER pursuant to paragraph 9.01.A or other occurrence for which the Contract Documents provide that such adjustment(s) may be made, a claim may be made therefor.  Written notice of intent to make such a claim shall be submitted to the other party promptly and in no event more than thirty (30) days after the start of the occurrence or event giving rise to the claim.

9.03        Claim Documentation

A.     Substantiating documentation shall be submitted by the claiming party within thirty (30) days after delivery of the notice required by paragraph 9.02.A.

9.04        Decision

A.     The other party shall render a decision on the claim no more than thirty (30) days after the receipt of the substantiating documentation required by paragraph 9.03.A.   This decision will be final and binding unless the claiming party gives notice of intention to exercise its rights under Article 15 within thirty (30) days of receipt of the decision and exercises such rights within thirty (30) days of giving the notice of intent.

9.05        Time Limit Extension

A.     The time limits of paragraphs 9.03.A and 9.04.A may be extended by mutual agreement.

9.06        Exceptions

A.     DESIGN/BUILDER shall not be entitled to an increase in the Contract Price with respect to any Work performed that is not contemplated by the Contract Documents as amended, modified and supplemented as provided in paragraph 3.03.

9.07        Execution of Change Orders

A.     OWNER and DESIGN/BUILDER shall execute appropriate Change Orders or Written Amendments covering:

1.       changes in the Work which are (i) ordered by OWNER pursuant to paragraph 9.01, (ii) required because of acceptance of defective Construction under paragraph 12.08 or correcting defective Work under paragraph 12.07A or (iii) agreed to by the parties; and

2.       changes in the Contract Price or Contract Times which are agreed to by the parties.

ARTICLE 10—CHANGE OF CONTRACT PRICE

10.01      General

A.     The Contract Price constitutes the total compensation (subject to authorized adjustments) payable to DESIGN/BUILDER for performing the Work.

B.      The Contract Price may only be changed by a Change Order or by a Written Amendment.  Any claim for an adjustment in the Contract Price shall be based on written notice delivered by the party making the claim to the other party promptly in accordance with paragraph 9.02.A.

C.      The value of any Work covered by a Change Order or of any claim for an increase or decrease in the Contract Price will be determined as follows:

1.       By a mutually agreed lump sum (which may include an allowance for overhead and profit not necessarily in accordance with paragraph 10.02); or

2.       Where agreement to a lump sum is not reached under paragraph 10.01.C.1, on the basis of the Cost of the Work (determined as provided in paragraph 10.02) plus a DESIGN/BUILDER’s Fee for overhead and profit (determined as provided in paragraph 10.02.C).

10.02      Cost of the Work

A.     Costs Included:  The term Cost of the Work means the sum of all costs necessarily incurred and paid by DESIGN/BUILDER in the proper performance of work authorized only by a Change Order or Written Amendment (together “Change Order Work”).  Except as otherwise may be agreed to in writing by OWNER, such costs shall be in amounts no higher than those prevailing in the locality of the Project, shall include only the following items and shall not include any of the costs itemized in paragraph 10.02.B:

1.       Payroll costs for employees in the direct employ of DESIGN/BUILDER in the performance of the Change Order Work under the then current schedule of job classifications and hourly rates of DESIGN/BUILDER.

2.       Cost of all materials and equipment furnished and incorporated in the Change Order Work, including costs of transportation and storage thereof, and Suppliers’ field services required in connection therewith.

3.       Payments made by DESIGN/BUILDER to Subcontractors for Change Order Work performed or furnished by Subcontractors.

4.       Payments made by DESIGN/BUILDER to Engineers (not employees of DESIGN/BUILDER or its affiliates) for Design Professional Services provided or furnished by Engineers under a Design Subagreement for Change Order Work.

5.       Costs of special consultants (including but not limited to testing laboratories and surveyors, but excluding employees of DESIGN/BUILDER or its affiliates) employed for services specifically related to Change Order Work.

6.       Supplemental costs including the following items:

a.     The proportion of necessary transportation, travel and subsistence expenses of DESIGN/BUILDER’s employees incurred in discharge of duties connected with Change Order Work.

b.     Cost, including transportation and maintenance, of all materials, supplies, equipment, machinery, appliances, office and temporary facilities at the Site and hand tools not owned by the workers, which are consumed in the performance of Change Order Work, and cost less market value of such items used but not consumed which remain the property of DESIGN/BUILDER.

c.     Rentals of all Work equipment and machinery and the parts thereof whether rented from DESIGN/BUILDER or others in accordance with rental agreements approved by OWNER, and the costs of transportation, loading, unloading, installation, dismantling and removal thereof—all in accordance with the terms of said rental agreements.  The rental of any such equipment, machinery or parts shall cease when the use thereof is no longer necessary for Change Order Work.

d.     Sales, consumer, use or similar taxes related to Change Order Work, paid by DESIGN/BUILDER or required to be reimbursed by DESIGN/BUILDER to its Subcontractors, Suppliers, or Engineers.

B.      Costs Excluded:  The term Cost of the Work shall not include any of the following:

1.       Payroll costs and other compensation of DESIGN/BUILDER’s officers, executives, principals (of partnerships and sole proprietorships), general managers, engineers, architects, estimators, attorneys, auditors, accountants, purchasing and contracting agents, expediters, timekeepers, clerks and other personnel employed by DESIGN/BUILDER whether at the Site or in DESIGN/BUILDER’s principal or a branch office for general administration of the Work and not specifically included in the agreed upon schedule of job classifications referred to in paragraph 10.02.A.1 — all of which are to be considered administrative costs covered by the DESIGN/BUILDER’s fee.

2.       Expenses of DESIGN/BUILDER’s principal and branch offices other than DESIGN/BUILDER’s office at the Site.

3.       Any part of DESIGN/BUILDER’s capital expenses, including interest on DESIGN/BUILDER’s capital employed for the Work and charges against DESIGN/BUILDER for delinquent payments.

4.       Costs due to the negligence of DESIGN/BUILDER, any Subcontractor, or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable, including but not limited to, the correction of defective Work, disposal of materials or equipment wrongly supplied and making good any damage to property.

5.       Other overhead or general expense costs of any kind and the costs of any item not specifically and expressly included in paragraph 10.02.A.

C.      Fee:

1.       A mutually agreed fee or, in the event the parties can not agree upon a fee, DESIGN/BUILDER’s fee for overhead and profit on Change Orders priced by paragraph 10.01.C.2 (whether additive or deductive) shall be fifteen percent (15%) of the Cost of the Change Order Work for subcontracts, materials and equipment.

2.       When both additions and credits are involved in any one change, the adjustment in DESIGN/BUILDER’s fee shall be computed on the basis of the net change in accordance with paragraph 10.02.C.1 above.

D.      Documentation:  Whenever the cost of any Work is to be determined pursuant to paragraphs 10.02.A and 10.02.B, DESIGN/BUILDER will establish and maintain records thereof in accordance with generally accepted accounting practices and submit in a form acceptable to OWNER an itemized cost breakdown together with supporting data.

ARTICLE 11—CHANGE OF CONTRACT TIMES

11.01      General

A.     The Contract Times may only be changed by a Change Order or a Written Amendment.  Any claim for an adjustment of the Contract Times shall be based on written notice pursuant to paragraph 9.02.

B.      All Contract Times are of the essence of the Agreement.

11.02                 Time Extensions

A.     Where DESIGN/BUILDER is prevented from completing any part of the Work within the Contract Times due to delay beyond the control of DESIGN/BUILDER, the Contract Times will be extended in an amount equal to the time lost due to such delay if a claim is made therefor as provided in Article 9.  Delays beyond the control of DESIGN/BUILDER shall include, but not be limited to, acts or neglect by OWNER, governmental agencies, acts or neglect of utility owners or other contractors performing other construction work as contemplated by Article 7, fires, floods, epidemics, abnormal weather conditions or acts of God.  Delays attributable to and within the control of a Subcontractor or Supplier shall be deemed to be delays within the control of DESIGN/BUILDER.

B.      Nothing in this paragraph 11.02 bars a change in Contract Price pursuant to Article 10 to compensate for the direct costs incurred by DESIGN/BUILDER due to delay, interference, or disruption directly attributable to actions or inactions of OWNER.  However, OWNER shall not be liable to DESIGN/BUILDER for costs or damages arising out of or resulting from (i) delays caused by or within the control of DESIGN/BUILDER, or (ii) delays beyond the control of both parties including but not limited to fires, floods, epidemics, abnormal weather conditions, acts of God or acts or neglect by governmental agencies, utility owners, or other contractors performing other work as contemplated by Article 7.

ARTICLE 12—TESTS AND INSPECTIONS; CORRECTION, REMOVAL OR ACCEPTANCE OF DEFECTIVE CONSTRUCTION

12.01      Notice of Defects

A.     Each party shall give the other prompt written notice of all defective Construction of which such party has actual knowledge.  All defective Construction may be rejected, corrected or accepted as provided in this Article 12.

12.02      Access to Construction

A.     Upon advance notice to and approval by DESIGN/BUILDER, which will not be unreasonably withheld, OWNER, other representatives and personnel of OWNER, independent testing laboratories and governmental agencies with jurisdictional interests will have access to the Construction at the Site at reasonable times for their observation, inspecting and testing.  DESIGN/BUILDER shall provide them proper and safe conditions for such access and advise them of DESIGN/BUILDER’s Site safety procedures and programs so that they may comply therewith as applicable.

12.03      Tests and Inspections

A.     If the Contract Documents or Laws or Regulations of any public body having jurisdiction require any part of the Construction specifically to be inspected, tested or approved, DESIGN/BUILDER shall assume full responsibility for arranging and obtaining such inspections, tests or approvals, pay all costs in connection therewith, and furnish OWNER the required certificates of inspection or approval.  DESIGN/BUILDER shall also be responsible for arranging and obtaining and shall pay all costs in connection with any inspections, tests or approvals required for OWNER’s acceptance of materials or equipment to be incorporated in the Construction or of materials, mix designs, or equipment submitted for approval prior to DESIGN/BUILDER’s purchase thereof for incorporation in the Construction.  Nothing in this paragraph shall be interpreted or construed as obligating DESIGN/BUILDER to obtain, furnish or pay the costs of any permit, inspection, test or approval required by the applicable State or the United States Environmental Protection Agency for the construction or operation of the Project (including, without limitation, any atmospheric emissions compliance reports), all of which shall be the responsibility of OWNER.

B.      DESIGN/BUILDER shall give OWNER reasonable notice of the planned schedule for all required inspections, tests or approvals.

C.      If any Construction (or the construction work of others) that is required to be inspected, tested or approved is covered by DESIGN/BUILDER without written concurrence of OWNER, it must, if requested by OWNER, be uncovered for observation at DESIGN/BUILDER’s expense unless DESIGN/BUILDER has given OWNER timely notice of DESIGN/BUILDER’s intention to cover the same and OWNER has not acted with reasonable promptness in response to such notice.

12.04      Uncovering Construction

A.     If any Construction is covered contrary to the written request of OWNER, it must, if requested by OWNER, be uncovered for OWNER’s observation and recovered at DESIGN/BUILDER’s expense.

B.      If OWNER considers it necessary or advisable that covered Construction be observed by OWNER or inspected or tested by others, DESIGN/BUILDER, at OWNER’s request, shall uncover, expose or otherwise make available for observation, inspection or testing as OWNER may require, that portion of the Construction in question, furnishing all necessary labor, material and equipment.  If it is found that such Construction is defective, DESIGN/BUILDER shall pay all costs caused by or resulting from such uncovering, exposure, observation, inspection and testing (including but not limited to all reasonable fees and charges of engineers and other professionals) and OWNER shall be entitled to an appropriate decrease in the Contract Price, and, if the parties are unable to agree as to the amount thereof, may make a claim therefor as provided in Article 9.  If however, such Construction is not found to be defective, DESIGN/BUILDER shall be allowed an increase in the Contract Price directly attributable to such uncovering, exposure, observation, inspection, testing, replacement and rework; and, if the parties are unable to agree as to the amount or extent thereof, DESIGN/BUILDER may make a claim therefor as provided in Article 9.

12.05        OWNER May Stop the Construction

A.     If the Construction is defective, or DESIGN/BUILDER fails to supply sufficient skilled workers or suitable materials or equipment, or fails to furnish or perform the Construction in such a way that the completed Construction will conform to the Contract Documents, OWNER may order DESIGN/BUILDER to stop Construction or any portion thereof, until the cause for such order has been eliminated; however, this right of OWNER to stop Construction will not give rise to any duty on the part of OWNER to exercise this right for the benefit of DESIGN/BUILDER or any other party.

12.06        Correction or Removal of Defective Construction

A.     Prior to acceptance and final payment under paragraph 13.09 below, OWNER will have authority to disapprove or reject defective Construction and will have authority to require special inspection or testing of the Construction whether or not the Construction is fabricated, installed or completed.  DESIGN/BUILDER shall promptly, either correct all defective Construction, whether or not fabricated, installed or completed, or, if the Construction has been rejected by OWNER, remove it from the Site and replace it with non-defective Construction.  DESIGN/BUILDER shall bear all costs of such correction or removal (including but not limited to reasonable fees and charges of engineers, architects, attorneys and other professionals, all court or arbitration or other dispute resolution costs, and all costs of repair or replacement of work of others) made necessary thereby.  Nothing in this paragraph shall be interpreted or construed as requiring DESIGN/BUILDER to correct or remove and replace defective Construction accepted by OWNER pursuant to paragraph 12.08 below.

12.07      Correction Period

A.     If within one (1) year after the date of Substantial Completion or such longer period of time as may be prescribed by Laws or Regulations or by the terms of any applicable special guarantee required by the Contract Documents or by any specific provision of the Contract Documents, any Construction is found to be defective, DESIGN/BUILDER shall promptly, without cost to OWNER and in accordance with OWNER’s written instructions, (i) correct such defective Construction, or, if it has been rejected by OWNER, remove it from the Site and replace it with Construction that is not defective, and (ii) satisfactorily correct or remove and replace any damage to other Construction or the work of others resulting therefrom.  If DESIGN/BUILDER does not promptly comply with the terms of such instructions, or in an emergency where delay would cause serious risk of loss or damage, OWNER may have the defective Construction corrected or the rejected Construction removed and replaced, and all costs and damages caused by or resulting from such removal and replacement (including but not limited to all reasonable fees and charges of engineers, architects, attorneys and other professionals, all court or arbitration or other dispute resolution costs, and all costs of repair or replacement of work of others) will be paid by DESIGN/BUILDER, subject to the provisions of paragraph 16.06.  Nothing in this paragraph shall be interpreted or construed as requiring DESIGN/BUILDER to correct or remove and replace defective Construction accepted by OWNER pursuant to paragraph 12.08 below.

B.      Where defective Construction (and damage to other Construction resulting therefrom) has been corrected, removed or replaced under this paragraph 12.07, the correction period hereunder with respect to such Construction will be extended for an additional period of one (1) year after such correction or removal and replacement has been satisfactorily completed.

12.08              Acceptance of Defective Construction

A.     If, instead of requiring correction or removal and replacement of defective Construction, OWNER prefers to accept it, OWNER may do so.  If any such acceptance occurs prior to final payment, a Change Order will be issued incorporating the necessary revisions in the Contract Documents with respect to the Construction; and OWNER shall be entitled to an appropriate decrease in the Contract Price, and, if the parties are unable to agree as to the amount thereof, OWNER may make a claim therefor as provided in Article 15, subject to the provisions of paragraph 16.06 below.  If the acceptance occurs after final payment, an appropriate amount will be paid by DESIGN/BUILDER to OWNER, and, if the parties are unable to agree as to the amount thereof, OWNER may make a claim therefor as provided in Article 15, subject to the provisions of paragraph 16.06 below.  Notwithstanding the foregoing, any defective Construction known by OWNER and not disclosed to DESIGN/BUILDER at the time of acceptance and final payment under paragraph 13.09 shall be deemed to be accepted by OWNER and DESIGN/BUILDER shall have no obligation to correct, or remove and replace such defect, or make any payment to OWNER with respect thereto.

ARTICLE 13—PAYMENTS TO DESIGN/BUILDER AND COMPLETION

13.01      Schedule of Values

A.     The Schedule of Values established as provided in paragraph 2.05.A will serve as the basis for progress payments and will be incorporated into a form of Application for Payment acceptable to OWNER.

13.02      Application for Progress Payment

A.     At least ten (10) days before the date established for each progress payment (but not more often than once a month), DESIGN/BUILDER shall submit to OWNER for review and approval an Application for Payment filled out and signed by DESIGN/BUILDER covering the Work completed as of the date of the Application and accompanied by such supporting documentation as is required by the Contract Documents or as reasonably required by OWNER’s lender.  The amount of retainage with respect to progress payments will be as stipulated in the Agreement.

B.      With each Application for Payment, DESIGNBUILDER shall submit interim lien waivers for all subcontractors and first tier suppliers with a contract value in excess of $5,000.00.  The interim lien waivers shall be effective through the immediately preceding payment.  OWNER may withhold from any progress payment the amount applicable to any lien waivers not received for any preceding Application for Payment for which payment was made by OWNER.

13.03      DESIGN/BUILDER’s Warranty of Title

A.     DESIGN/BUILDER warrants and guarantees that title to all construction materials and equipment covered by any Application for Payment, whether incorporated in the Project or not, will pass to OWNER no later than the time of payment free and clear of all Liens.  This paragraph 13.03.A does not apply to any documents covered by paragraph 3.04.

13.04        Progress Payments

A.     Progress payments shall be made by the OWNER to the DESIGN/BUILDER according to the following procedure:

1.       OWNER will, within ten (10) days of receipt of each Application for Payment, either indicate in writing its acceptance of the Application and state that the Application is being processed for payment, or return the Application to DESIGN/BUILDER indicating in writing its reasons for refusing to accept the Application and the exact amount(s) in dispute.  All undisputed amounts will become due and be paid by OWNER to DESIGN/BUILDER not more than ten (10) days after OWNER’s acceptance or rejection of such Application, as the case may be.

2.       If the OWNER should fail to pay the DESIGN/BUILDER at the time the payment of any amount becomes due, then DESIGN/BUILDER may, at any time thereafter, upon serving written notice that DESIGN/BUILDER will stop the Work within seven (7) days after receipt of the notice by the OWNER, and after such seven (7) day period, stop the Work until payment of the amount owing has been received, including interest thereon.  Written notice shall be deemed to have been duly served if sent by certified mail to the last known business address of the OWNER.

3.       Payments due but unpaid shall bear interest at the rate specified in the Agreement.  Any disputed payment shall be due at the time mutually determined by the parties or, if applicable, the time determined by the arbitrator under paragraph 15.01.

4.       No Progress Payment nor any partial or entire use or occupancy of the Project by the OWNER shall constitute an acceptance of any Work not in accordance with the Contract Documents.

B.      OWNER may refuse to make the whole or any part of any such payment or, because of subsequently discovered evidence or the results of subsequent inspections or tests, nullify any previous payment, to the extent that is reasonably necessary to protect OWNER from loss because:

1.       The Work is defective, or completed Work has been damaged, requiring correction or replacement;

2.       The Contract Price has been reduced by Written Amendment or Change Order;

3.       OWNER has been required to correct defective Work or complete Work in accordance with paragraph 12.09.A;

4.       OWNER has actual knowledge of the occurrence of any of the events enumerated in paragraphs 14.02.A.1 through A.3 inclusive;

5.       Claims have been made against OWNER on account of DESIGN/BUILDER’s performance or furnishing of the Work;

6.       The provisions of paragraph 13.02.B are applicable; or

7.       Liens have been filed in connection with the Work, except where DESIGN/BUILDER has delivered a specific Bond satisfactory to OWNER to secure the satisfaction and discharge of such Liens.

13.05      Substantial Completion

A.     When DESIGN/BUILDER considers the Construction ready for its intended use DESIGN/BUILDER shall notify OWNER in writing that the Construction is substantially complete (except for items specifically listed by DESIGN/BUILDER as incomplete) and request that OWNER issue a certificate of Substantial Completion.  Within a reasonable time thereafter, OWNER and

DESIGN/BUILDER shall make an inspection of the Construction to determine the status of completion.  If OWNER does not consider the Construction substantially complete, OWNER will notify DESIGN/BUILDER in writing giving the reasons therefor.  If OWNER considers the Construction substantially complete, OWNER will prepare and deliver to DESIGN/BUILDER a certificate of Substantial Completion which shall fix the date of Substantial Completion.  There shall be attached to the certificate a list of all items to be completed or corrected before final payment, which may be amended by OWNER for a period of sixty (60) days after delivery thereof.  DESIGN/BUILDER shall not be responsible for correcting or completing punch list items not disclosed in writing by OWNER to DESIGN/BUILDER within such 60-day period.  At the time of delivery of the certificate of Substantial Completion OWNER will deliver to DESIGN/BUILDER (i) a written determination as to division of responsibilities pending final payment between OWNER and DESIGN/BUILDER with respect to security, operation, safety, maintenance, heat, utilities, insurance and warranties and guarantees, and (ii) the payment required by section 4.01.B.2. of the Agreement.

B.      OWNER will have the right to exclude DESIGN/BUILDER from the Site after the date of Substantial Completion, but OWNER will allow DESIGN/BUILDER reasonable access to complete or correct items on the list of items to be completed.

13.06      Final Inspection

A.     Upon written notice from DESIGN/BUILDER that the entire Construction (other than receipt of the written emissions report documenting compliance with the atmospheric emission criteria set forth in Exhibit A) or an agreed portion thereof is complete, OWNER will make a final inspection with DESIGN/BUILDER and will notify DESIGN/BUILDER in writing of all particulars in which this inspection reveals that the Construction is incomplete or defective.  DESIGN/BUILDER shall immediately take such measures as are necessary to complete such Construction or remedy such deficiencies.

13.07      Final Application for Payment

A.  After DESIGN/BUILDER has completed all such corrections to the satisfaction of OWNER and delivered in accordance with the Contract Documents all maintenance and operating instructions, schedules, guarantees, certificates or other evidence of insurance required by paragraph 5.08.B, certificates of inspection, marked-up record documents (as provided in paragraph 6.11) and other documents, DESIGN/BUILDER may make application for final payment of the Contract Price following the procedure for progress payments.  Such final Application for Payment shall be accompanied (unless previously delivered) by:  (i) all documentation called for in the Contract Documents, including but not limited to the evidence of insurance required by subparagraph 5.02.B.7, (ii) consent of the surety, if any, to final payment, and (iii) complete and legally effective releases or waivers (satisfactory to OWNER) of all Liens arising out of or filed in connection with the Work.  In lieu of such releases or waivers of Liens and as approved by OWNER, DESIGN/BUILDER may furnish receipts or releases in full and an affidavit of DESIGN/BUILDER that: (i) the releases and receipts include all labor, services, material and equipment for which a Lien could be filed, and (ii) all payrolls, material and equipment bills and other indebtedness connected with the Work for which OWNER or OWNER’s property might in any way be responsible have been paid or otherwise satisfied.  If any Subcontractor or Supplier fails to furnish such a release or receipt in full, DESIGN/BUILDER may furnish a Bond or other collateral satisfactory to OWNER to indemnify OWNER against any Lien.

 13.08     Final Payment and Acceptance

A.     If OWNER is satisfied that the Work has been completed and DESIGN/BUILDER’s other obligations under the Contract Documents have been fulfilled (other than receipt of the written emissions compliance report documenting compliance with the atmospheric emission criteria set forth in Exhibit A), OWNER will, within ten (10) days after receipt of such final Application for Payment, give written notice to DESIGN/BUILDER that such Work is acceptable.  Otherwise, OWNER will return the Application to DESIGN/BUILDER, indicating in writing the reasons for refusing to process final payment, in which case DESIGN/BUILDER shall make the necessary corrections and resubmit the Application.  Thirty (30) days after the presentation to OWNER of the acceptable Application and accompanying documentation, in appropriate form and substance and with OWNER’s notice of acceptability, $250,000 of the remaining amount of the Contract Price will become due and will be paid by OWNER to DESIGN/BUILDER.  If the written emissions compliance report documenting compliance with the atmospheric emission critieria set forth in Exhibit A is received by OWNER on or before OWNER’s receipt of such final Application for Payment, the remaining $250,000 of the Contract Price will become due and will be paid by OWNER to DESIGN/BUILDER on the same date as set forth in the immediately preceding sentence.  If the written emissions compliance report documenting compliance with the atmospheric emission critieria set forth in Exhibit A is received by OWNER after OWNER’s receipt of such final Application for Payment, the remaining $250,000 of the Contract Price will become due and will be paid by OWNER to DESIGN/BUILDER thirty (30) days after OWNER’s receipt of such report.  “As built” drawings and OWNER’s manuals shall be delivered to OWNER within six (6) months after receipt by DESIGN/BUILDER of such notice that the Work is acceptable.

B.      If, through no fault of DESIGN/BUILDER, final completion of the Work is significantly delayed, OWNER shall, upon receipt of DESIGN/BUILDER’s final Application for Payment, and without terminating the Agreement, make payment of the balance due for that portion of the Work fully completed and accepted.  If the remaining balance to be held by OWNER for Work not fully completed or corrected is less than the retainage stipulated in the Agreement, the written consent of the surety to the payment of the balance due for that portion of the Work fully completed and accepted shall be submitted by DESIGN/BUILDER to OWNER with the Application for such payment.  Such payment shall be made under the terms and conditions governing final payment, except that it shall not constitute a waiver of claims.

13.09      Waiver of Claims

A.     The making and acceptance of final payment of the Contract Price will constitute:

1.       A waiver of all claims by OWNER against DESIGN/BUILDER, except claims arising from unsettled Liens, from defective Construction appearing after final inspection pursuant to paragraph 13.06, from failure to comply with the Contract Documents or the terms of any special guarantees specified therein, or from DESIGN/BUILDER’s continuing obligations under the Contract Documents; and

2.       a waiver of all claims by DESIGN/BUILDER against OWNER other than those previously made in writing and still unsettled, or from OWNER’s continuing obligations under the Contract Documents.

ARTICLE 14—SUSPENSION OF WORK AND TERMINATION

14.01      Owner May Suspend Work

A.     At any time and without cause, OWNER may suspend the Work or any portion thereof for a period of not more than ninety (90) days by notice in writing to DESIGN/BUILDER which will fix the date on which Work will be resumed.  DESIGN/BUILDER shall resume the Work on the date so fixed.  DESIGN/BUILDER may be allowed an adjustment in the Contract Price or an extension of the Contract Times, or both, directly attributable to any such suspension if DESIGN/BUILDER makes a claim therefor as provided in Article 9.

14.02      OWNER May Terminate for Cause

A.     The occurrence of any one or more of the following events justifies termination for cause:

1.       DESIGN/BUILDER persistently fails to perform the Work in accordance with the Contract Documents (including, but not limited to, failure to supply sufficient skilled workers or suitable materials or equipment or failure to adhere to the progress schedule established under paragraph 2.05.A as revised from time to time.)

2.       DESIGN/BUILDER intentionally or willfully disregards Laws or Regulations of any public body having jurisdiction.

3.       DESIGN/BUILDER otherwise breaches or violates in any material way any provisions of the Contract Documents.

4.       DESIGN/BUILDER fails to timely pay its Consultants or Subcontractors any undisputed amounts.

5.       DESIGN/BUILDER becomes financially insolvent or files a voluntary petition of bankruptcy, or an involuntary petition of bankruptcy is filed that is not dismissed within ninety (90) days after the date of such filing.

B.      OWNER may, after giving DESIGN/BUILDER written notice of the occurrence of an event in paragraph 14.02.A and twenty (20) days therefrom to remedy such event (or, if such event is not capable of being remedied within such twenty (20) days, such number of days as is reasonably needed to remedy such event), and to the extent permitted by Laws and Regulations, terminate the services of DESIGN/BUILDER, exclude DESIGN/BUILDER from the Site and take possession of the Work incorporate in the Work all materials and equipment stored at the Site or elsewhere for which OWNER has paid DESIGN/BUILDER and finish the Work as OWNER may deem expedient.  In such case DESIGN/BUILDER shall not be entitled to receive any further payment other than reimbursement for DESIGN/BUILDER’s payments to Subcontractors and Suppliers for labor, services, equipment and materials prior to the date of termination, but only to the extent not previously paid by OWNER.  If the unpaid balance of the Contract Price exceeds all reasonable costs incurred by OWNER resulting from completing the Work (including but not limited to all reasonable fees and charges of engineers, architects, attorneys and other professionals and all court or arbitration or other dispute resolution costs) such excess will be paid to DESIGN/BUILDER.  If all reasonable costs incurred by OWNER to complete the Work (including but not limited to all reasonable fees and charges of engineers, architects, attorneys and other professionals and all court or arbitration or other dispute resolution costs) exceed the unpaid balance of the Contract Price, DESIGN/BUILDER shall pay the difference to OWNER subject to the provisions of paragraph 16.06.  When exercising any rights or remedies under this paragraph OWNER shall be required to obtain a reasonable price for the Work performed.

C.      Where DESIGN/BUILDER’s services have been so terminated by OWNER, the termination will not affect any rights or remedies of OWNER against DESIGN/BUILDER then existing or which may thereafter accrue.  Any payment of moneys due DESIGN/BUILDER by OWNER will not release DESIGN/BUILDER from liability.

D.      Nothing in this paragraph shall be interpreted or construed as requiring DESIGN/BUILDER to perform any additional services after such termination including, without limitation, the creation of any drawings, specifications or any other document necessary to complete the Work.

14.03      OWNER May Terminate for Convenience

A.     Prior to the date on which concrete is first poured at the Site by DESIGN/BUILDER, OWNER may, without cause and without prejudice to any other right or remedy of OWNER, elect to terminate the Agreement upon twenty (20) days written notice to DESIGN/BUILDER.  In such case, DESIGN/BUILDER shall be paid (without duplication of any items) for:

1.                    Completed and acceptable Work executed in accordance with the Contract Documents prior to the effective date of termination, including fair and reasonable sums for overhead and profit on such Work;

2.                    Expenses sustained prior to the effective date of termination in performing services and furnishing labor, materials or equipment as required by the Contract Documents in connection with uncompleted Work, plus fair and reasonable sums for overhead and profit on such expenses;

3.                    Amounts paid in settlement of terminated contracts with Subcontractors, Engineers, Suppliers and others (including but not limited to all reasonable fees and charges of engineers, architects, attorneys and other professionals and all court or arbitration or other dispute resolution costs incurred in connection with termination of contracts with Subcontractors, Engineers and Suppliers); and

4.                    Reasonable expenses directly attributable to termination.

B.      Except as otherwise provided in the Agreement, DESIGN/BUILDER shall not be paid on account of loss of anticipated profits or revenue or other economic loss arising out of or resulting from such termination.

14.04              DESIGN/BUILDER May Stop Work or Terminate

A.     If, through no act or fault of DESIGN/BUILDER, the Work is suspended for a period of more than ninety (90) days by OWNER or under an order of court or other public authority, or OWNER fails to act on any Application for Payment within thirty (30) days after it is submitted or OWNER fails for thirty (30) days to pay DESIGN/BUILDER any sum finally determined to be due, then DESIGN/BUILDER may, upon seven (7) days written notice to OWNER, and provided OWNER does not remedy such suspension or failure within that time, terminate the Agreement and recover from OWNER payment on the same terms as provided in paragraph 14.03.  In lieu of terminating the Agreement and without prejudice to any other right or remedy, or OWNER has failed for thirty days to pay DESIGN/BUILDER any sum finally determined to be due, DESIGN/BUILDER may upon seven (7) days written notice to

OWNER stop the Work until payment is made of all such amounts due DESIGN/BUILDER, including interest thereon.  The provisions of this paragraph 14.04.A are not intended to preclude DESIGN/BUILDER from making claim under Article 9 for an increase in Contract Price or Contract Times or otherwise for expenses or damage directly attributable to DESIGN/BUILDER’s stopping Work as permitted by this paragraph.

ARTICLE 15—DISPUTE RESOLUTION

15.01  Dispute Resolution Agreement

A.  OWNER and DESIGN/BUILDER agree that they will first submit any and all unsettled claims, counterclaims, disputes and other matters in question between them arising out of or relating to the Contract Documents or the breach thereof (“disputes”), to mediation by a mutually agreeable, impartial mediator, or if the parties cannot so agree, a mediator designated by the American Arbitration Association (“AAA”) pursuant to its Construction Industry Mediation Rules,  prior to either of them initiating against the other a demand for arbitration pursuant to paragraph 15.01.B through 15.01.E, unless delay in initiating arbitration would irrevocably prejudice one of the parties.  Any time limits within which to file a demand for arbitration shall be suspended with respect to a dispute submitted to mediation within those same applicable time limits and shall remain suspended until 10 days after the termination of the mediation.  The mediator of any dispute submitted to mediation under this Agreement shall not serve as arbitrator of such dispute unless otherwise agreed.

B.      All claims, disputes and other matters in question between OWNER and DESIGN/BUILDER arising out of or relating to the Contract Documents or the breach thereof (except for claims which have been waived by the making or acceptance of final payment as provided by paragraph 13.09) will be decided by binding arbitration in accordance with the Construction Industry Arbitration Rules of the AAA then in effect, subject to the limitations of this paragraph 15.01.  The arbitrator shall have the discretion to award reasonable attorneys’ fees and costs to the prevailing party.  This agreement so to arbitrate and any other agreement or consent to arbitrate entered into in accordance herewith as provided in this paragraph 15.01 will be specifically enforceable under the prevailing law of any court having jurisdiction.

C.      Notice of the demand for arbitration will be filed in writing with the other party to the Agreement and with the designated arbitration entity.  The demand for arbitration will be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall any such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

D.      Except as provided in paragraph 15.01.E below, no arbitration arising out of or relating to the Contract Documents shall include by consolidation, joinder or in any other manner any other individual or` entity who is not a party to this contract unless:

1.       the inclusion of such other individual or entity is necessary if complete relief is to be afforded among those who are already parties to the arbitration, and

2.       such other individual or entity is substantially involved in a question of law or fact which is common to those who are already parties to the arbitration and which will arise in such proceedings, and

3.       the written consent of the other individual or entity sought to be included and of OWNER and DESIGN/BUILDER has been obtained for such inclusion, which consent shall make specific reference to this paragraph; but no such consent shall constitute consent to arbitration of any dispute not specifically described in such consent or to arbitration with any party not specifically identified in such consent.

E.      Notwithstanding paragraph 15.01.D, if a claim, dispute or other matter in question between OWNER and DESIGN/BUILDER involves the Work of a Subcontractor, Supplier or Engineer either OWNER or DESIGN/BUILDER may join such entity as a party to the arbitration between OWNER and DESIGN/BUILDER hereunder.  DESIGN/BUILDER shall include in all subcontracts required by paragraph 6.05.D a specific provision whereby the Subcontractor consents to being joined in an arbitration between OWNER and DESIGN/BUILDER involving the Work of such Subcontractor.  Nothing in this paragraph 15.01.E nor in the provision of such subcontract consenting to joinder shall create any claim, right or cause of action in favor of Subcontractor, Supplier or Engineer against OWNER.

F.      Notwithstanding the foregoing, the provisions of this Article 15 shall not apply to any claim by DESIGN/BUILDER of any breach or threatened breach of any covenant contained in Exhibit F of the Agreement or the provisions thereof.

ARTICLE 16—MISCELLANEOUS

16.01      Giving Notice

A.     Whenever any provision of the Contract Documents requires the giving of written notice, it will be deemed to have been validly given:

1.       If delivered in person to the individual or to a member of the firm or to an officer of the corporation for whom it is intended;

2.       If delivered at or sent by registered or certified mail, postage prepaid, to the last business address known to the giver of the notice; or

3.       If transmitted by facsimile, the time at which a machine generated confirmation states the notice was received at the facsimile telephone number of the intended recipient last known by the sender.

16.02      Computation of Times

A.     When any period of time is referred to in the Contract Documents by days, it will be computed to exclude the first and include the last day of such period.  If the last day of any such period falls on a Saturday or Sunday or on a day made a legal holiday by the law of the applicable jurisdiction, such day will be omitted from the computation.

B.      A calendar day of twenty-four hours measured from midnight to the next midnight will constitute a day.

16.03      Notice of Claim

A.     Should OWNER or DESIGN/BUILDER suffer injury or damage to person or property because of any error, omission or act of the other party or of any of the other party’s employees or agents or others for whose acts the other party is legally liable, claim will be made in writing to the other party within a reasonable time of the first observance of such injury or damage.  The provisions of this paragraph 16.03.A shall not be construed as a substitute for or a waiver of the provisions of any applicable statute of limitations or repose.

16.04      Cumulative Remedies

A.     Except as provided in paragraph 16.06 of the General Conditions below, the duties and obligations imposed by these General Conditions and the rights and remedies available hereunder to the parties hereto, and, in particular but without limitation, any general or specific warranties, guarantees and indemnities imposed upon a party and all of the rights and remedies available to the other party thereunder, are in addition to, and are not to be construed in any way as a limitation of, any rights and remedies available to any or all of them which are otherwise imposed or available by Laws or Regulations, by special warranty or guarantee or by other provisions of the Contract Documents, and the provisions of this paragraph will be as effective as if repeated specifically in the Contract Documents in connection with each particular duty, obligation, right and remedy to which they apply.

16.05      Survival of Obligations

A.     All representations, indemnifications, warranties and guarantees made in, required by or given in accordance with the Contract Documents, as well as all continuing obligations indicated in the Contract Documents, will survive final payment, completion and acceptance of the Work and termination or completion of the Agreement.

16.06 Limitation on OWNER’s Recovery of Damages and Waiver of Consequential Damages

A.     OWNER’s maximum cumulative recovery, for the Project as a whole, of damages from DESIGN/BUILDER for OWNER’s correction of defective Construction under paragraph 12.07.A., acceptance of defective Construction under paragraph 12.08 and/or termination for cause under paragraph 14.02 shall be limited to $2,500,000.00.

B.      Notwithstanding any other provision of the Contract Documents, each party hereby waives all claims against the other party and such other party’s employees and agents for any consequential damages that may arise out of or relate to a breach of the Contract Documents (except for any breach of the covenants contained in Exhibit F of the Agreement or any provision thereof) or the performance of the Work whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, including but not limited to losses of use, profits, business, reputation or financing.

Exhibit A
to
Agreement Between Owner and Design/Builder

On the Basis of a Stipulated Price

Performance Criteria

DESIGN/BUILDER represents and warrants to OWNER that the completed Project will satisfy each of the following performance criteria.  Prior to the reduction of retainage under paragraph 13.08 of the General Conditions, DESIGN/BUILDER shall commission the Project and conduct a seven-day performance test to establish compliance with each of the performance criteria except the atmospheric emissions.  Compliance shall be measured simultaneously for all criteria, and computed on the average over the seven-day performance test.  If the Project fails to reach any performance criterion, then DESIGN/BUILDER shall (at no additional cost to OWNER) make such changes in design, construction, or equipment as required to meet the criterion, and conduct another seven day performance test.

Table 1 ethanol plant criteria —35 MGY capacity

Criteria	Specification	Testing Statement	Documentation
Plant Capacity – fuel-grade ethanol	Operate at a rate of 35 million gallons per year of denatured fuel grade ethanol meeting the specifications of ASTM 4806	Seven-day performance test	Concurrence of production records and a written report from DESIGN/BUILDER.
Dried Distillers Grains with Solubles (DDGS)	Operate at rate of 68,000 tons per year of approximately 10% moisture DDGS for one (1) dryer;	Determined by calculation of mass flow from centrifuge and dryer(s) in a seven- day performance test	Concurrence of production records and a written analysis from DESIGN/BUILDER.
Carbon Dioxide	Approximately 92,000 tons per year of CO2 gas.	Determined as a function of fermented gallons in a seven-day performance test.	Mass flow calculation by DESIGN/BUILDER.
Grain to Ethanol Conversion ratio; Corn/Sorghum 56#/bu., 16% or less moisture, zero aflatoxin tolerance	Not be less than 2.80 denatured gallons (2.67 gallons undenatured) of ethanol per bushel of ground corn.	As determined by meter readings during a seven-day performance test.	Concurrence of production records and written analysis by DESIGN/BUILDER.
Electrical Energy	.75 kw per denatured gallon of fuel grade ethanol. Does not include CO2plant, CO2 gas system or grain handling system.	As determined by meter readings during a seven-day performance test.	Concurrence of production records and written analysis by DESIGN/BUILDER.

Natural Gas	Consumption shall not exceed 34,000 Btu	As determined by meter readings during	Concurrence of production records

	per denatured gallon of fuel-grade ethanol.	a seven-day performance test.	and written analysis by DESIGN/BUILDER.
Process Water Discharge	0 gallons under normal operations	Process discharge meter	Plant control system reports from DESIGN/BUILDER

Atmospheric Emissions	As prescribed by the applicable State Department of Environmental Quality as of the Effective Date of the Agreement.

Written emissions compliance report from a third party selected by DESIGN/BUILDER confirming regulatory compliance of the air emissions performance tests prescribed by the applicable State Department of Environmental Quality as of the Effective Date of the Agreement.

Written emissions compliance report from a third party selected by DESIGN/BUILDER confirming regulatory compliance of the air emissions performance tests prescribed by the applicable State Department of Environmental Quality as of the Effective Date of the Agreement.

Exhibit B
to
Agreement Between Owner and Design/Builder

On the Basis of a Stipulated Price

General Project Scope

Construct a no less than 35 million gallon per year (MGY) dry mill fuel-grade ethanol plant in or near Garnett, Kansas.  The plant will grind approximately 12.5 million bushels per year to produce approximately 35 MGY of fuel-grade ethanol denatured with five percent gasoline (or a similar product).  The plant will also produce not less than 260,000 tons per year of 65% moisture wet distillers’ grains with solubles (WDGS) and approximately 92,000 tons per year of raw carbon dioxide (CO2) gas.

Arriving grain (corn or sorghum) will be dumped into a double hopper operated dump pit in a receiving building. Truck dump time is five minutes under normal operating conditions. Truck drivers will start the grain system, dump the grain, and obtain a weigh ticket from the scale operator. A 15,000-bushel per hour leg will lift the grain to one of two 100,000-bushel concrete storage bins. A dust collection system with bag house will be installed on the grain receiving system to limit particulate emissions.

Ground grain will be mixed in a slurry tank, routed through a pressure vessel and steam flashed off in a flash vessel.  Cooked mash will continue through two liquefaction tanks and into one of three fermenters.  Simultaneously, propagated yeast will be added to the mash as the fermenter is filling.  After batch fermentation is complete, the beer will be pumped to the beer well and then to the beer column to vaporize the alcohol from the mash.

Alcohol streams are dehydrated in the distillation column, the side stripper and the molecular sieve system.  Two hundred proof alcohol is pumped to the tank farm shift tanks and blended with five percent denaturant as the product is being pumped into afinal storage tank.  Loading facilities for truck and rail cars will be provided.  The farm tanks include: one (1) tank for 190 proof storage, one (1) tank for 200 proof storage, one (1) tank for denaturant storage and fuel additive, and one (1) tank for denatured ethanol storage. All tanks are covered carbon steel tanks with one floating roof as required by the Construction Permit.

Grain mash from the beer stripper is dewatered in one of the two (2) decanter type centrifuges.  Wet cake from the centrifuge is conveyed to the wet cake pad..  Water in the thin stillage is evaporated and recycled by the Bio-Methanation system.  Syrup may be added to the wet cake.  Corn mash from the beer stripper is dewatered in decanter type centrifuges.  Wet cake from the centrifuge is conveyed to the DDGS dryer system.  Water in the thin stillage is evaporated and recycled by the Bio-Methanation system.  Syrup is added to the wet cake entering the dryer.  OWNER will also have the capacity to produce the syrup as a segregated stream should they desire to do so. DDGS is pneumatically conveyed to flat storage in the DDGS storage building. Shipping is accomplished by scooping and pushing the product with a front-end loader into an in-floor conveyor system.

The WDGS will consist of a wet cake including approximately 34% solids off of the centrifuge.  Syrup from the evaporators can be added back into the wet cake for sale as a part of the WDGS. The system is also capable of producing a modified wet product (partially dried).

Fresh water for the boilers, cooking and other processes will be obtained from local sources that will supply the needs of the plant.  Boiler water conditioned in regenerative softeners will be pumped through a deaerator scrubber and into a deaerator tank.  Appropriate boiler chemicals will be added as preheated water is sent to the boiler.

The design includes a compressed air system consisting of two 75 hp compressors, a receiver tank, pre-filter, coalescing filter and air dryer.

The design also incorporates the use of a clean-in-place (CIP) system for cleaning cook, fermentation, distillation, evaporation, centrifuges and other systems.  Fifty percent caustic soda is received by truck and stored in two 7,500-gallon tanks.  The CIP system uses four tanks for receiving, make-up, CIP return and CIP waste which is fed to the methanator. Those tanks include one 17,600-gallon CIP Tank, two 7,500-gallon 50% Caustic tanks, and one 7,500-gallon Waste CIP tank.  A screen is used to remove the solids.

DESIGN/BUILDER will be using a process to thermally oxidize the exhaust gases from the dryer. This process will remove over 75% of the VOCs and particulate that is in the dryer exhaust. The energy required to complete thermal oxidation will then be ducted to a waste heat boiler that will produce 100% of the steam requirements of the ethanol plant. The exhaust gasses from the waste heat boiler will be ducted through two stack gas economizers to recover the maximum amount of energy possible from the exhaust gas stream. After the economizers, the gas stream will be vented to the atmosphere. The Thermal Oxidizer waste heat boiler combination is designed to operate in conjunction with the drying system or independent of the drying system. This will allow for plant startups and shutdowns without affecting either dryer operation or steam production capabilities. The dryer can bypass the Thermal Oxidizer unit and vent directly to the atmosphere on an emergency basis.

Under normal operating circumstances, the plant will not have any wastewater discharges that have been in contact with corn and sorghum mash, cleaning system or contact process water.  A DESIGN/BUILDER/Phoenix Bio-Methanator will reduce the organic acids in process water allowing complete reuse within the plant.  The Bio-Methanator is included in the Contract Price.  The plant will have blowdown discharges from the cooling tower and boiler.

Most of the processes within the plant will be computer controlled by a Siemens/Moore APACS distributed control system with graphical user interface and three workstations which is included in the Contract Price.  It is estimated that the system will consist of 200 discrete inputs, 200 discreet outputs, 175 analog inputs and 120 analog outputs.  Programmable logic controllers (PLCs) will control certain process equipment.

All design and work anticipated by this Exhibit B are included in the Contract Price.  Design and work provided by the DESIGN/BUILDER will meet specifications, criteria, and allowances as provided in the construction permit and all other Laws and Regulations enacted as of the Effective Date.

Exhibit C
to
Agreement Between Owner and Design/Builder

On the Basis of a Stipulated Price

The Contract Price includes the cost of the following:

Table 2 — Ancillary Buildings

Building	Type	Preliminary Dimensions	Addition Info
Process	Structural steel or pre engineered metal, steel siding - Insulated	60 x 140 x 35	Includes laboratory, control room & offices, MCC Room
Energy Center	Structural steel or pre engineered metal, steel siding - Insulated	As determined by Design/Builder
Administrat-ion Building	Wood framed	37 x 70 x 10
Evaporation	Structural steel or pre engineered metal, steel siding - Insulated	50 x 45 x 35
Grain Receiving and Shipping	Pre-engineered metal – roof insulation only	25 x 75 x 25

The Contract Price also includes the cost of a new skid loader (cost not to exceed $30,000), used fork lift (cost not to exceed $12,000) and used scissors lift-30 foot (cost not to exceed $10,000).  Such items shall be selected by DESIGN/BUILDER in its sole discretion.

Exhibit D
to
Agreement Between Owner and Design/Builder
On the Basis of a Stipulated Price

The Contract Price does not include the cost of any furnishings for the Plant or ancillary buildings including, without limitation, the following additional items:

Table 3 Administration Building

Description	Additional Description	Est. Amount

Office Computer System	Microsoft Windows 2000 network server and five personal computers, one laser printer. Includes setup, software, and labor.	$40,000
Telephone System	Digital phone system with voice mail for office and plant.	$15,000
Office Copier & fax machine	Black & white with sheet feeder and collator. Plain paper fax machine	$10,000
Office Furniture	Office desks, chair & side chairs, conference room table & chairs, three four-drawer filing cabinets, 10 two-drawer filing cabinets.	$25,000

Table 4 Maintenance and Power Equipment

Description	Additional Description	Est. Amount
Spare Parts	Spare parts Parts bins Misc. materials, supplies and equipment	$ 250,000 for spare parts needed for start-up.
Shop supplies and equipment	One shop welder One portable gas welder One plasma torch One acetylene torch	$ 50,000

The foregoing prices are estimated based upon recent projects of DESIGN/BUILDER and therefore the actual prices may vary.

Exhibit E
to
Agreement Between Owner and Design/Builder
On the Basis of a Stipulated Price

OWNER’S Required Permits and Services List

OWNER shall provide all of the permits, authorizations and services except building permits, but including but not limited to:

1)                   Land and Grading – Land and Grading – OWNER shall provide a site near or in Garnett, Kansas.  OWNER shall obtain all legal authority to use the site for its intended purpose and perform technical due diligence for DESIGN/BUILDER to perform including but not limited to proper zoning approvals, elevation restrictions, soil tests, and water tests. The site shall be rough graded per DESIGN/BUILDER specifications and be within six inches of final grade including the rough grading for Site roadways.  The site soils shall be modified as required to provide a minimum allowable soil bearing pressure of 3,000 pounds per square foot for all foundation elements.  The soils beneath the foundation elements shall not exceed the total or differential settlements such that the facility is unable to perform its intended purpose.

Other items to be provided by OWNER include, but are not limited to, the following: initial site survey (boundary and topographic) as required by the design engineers, layout of the property corners including two construction benchmarks, Soil Borings and subsequent Geotechnical Report describing recommendation for Roads, foundations and if required, soil stabilization/remediation, site engineering and detailed drawings (to the extent not provided by DESIGN/BUILDER), land disturbance permit, erosion control permit, site grading as described above with minimum soil standards, placement of erosion control measures, plant access road from a county, state or federal road designed to meet local county road standards, plant storm and sanitary sewers, fire water loop with hydrants and all required fire protection equipment, plant water main branches taken from the loop to be within five feet of the designated building locations, plant roads as specified and designed for the permanent elevations and effective depth, paving if desired, “construction” grading plan as drawn (including site retention pond), plant water well and associated permit(s).

2)                   Roads – OWNER shall provide or have provided, access road of sufficient quality to withstand semi-truck traffic of 25,000+ annual loads with weight of 80,000 lbs each.

3)                   Air Quality Permit – OWNER shall obtain a permit for construction from the proper authorities for a Notice to Proceed to be valid.  OWNER shall obtain an Operating Permit in timely manner to allow startup of the plant as scheduled by DESIGN/BUILDER.

4)                   Storm Water Runoff Permit – OWNER shall obtain the permanent industrial storm water runoff permit.  DESIGN/BUILDER shall obtain the construction storm water runoff permit.

5)                   Natural Gas Supply and Service Agreement – Continuous supply of natural gas of at least 1.3 Billion cubic feet per year, at a rate of 135 MMBtu per hour and at a minimum pressure of 200 psig at the plant site.  OWNER or vendor shall provide supply meter and regulators to provide burner tip pressures as specified by DESIGN/BUILDER. Owner will be responsible to deliver the gas to the physical plant.

6)                   Electrical Service – Continuous supply of 12,000 kVA, 12,400-volt electrical energy or more to a point immediately adjacent to the site.  OWNER shall supply a high voltage switch and, if required, a substation.  OWNER or vendor shall supply metering as specified by the power company.  This electrical capacity will be sufficient to support an ethanol plant production at a rate of no less than Forty Five (45) million gallons per year, and a standard CO2 processing plant. Owner will be responsible to deliver electricity connections to the physical plant.

7)                   Water Supply and Service Agreement – For process and sanitary purposes, fresh water in such amounts and quality as may be specified by DESIGN/BUILDER to OWNER.

8)                   Wastewater Discharge Permit - For discharges of cooling tower and boiler blowdown under normal operating procedures.  Process wastewater discharges during emergency failure of wastewater treatment plant to treat all process wastewater.

9)                   Railroad – OWNER shall provide work necessary for construction of the railroad track siding to the plant site, at grades specified by DESIGN/BUILDER, including all necessary dirt work to properly locate the track, preparation of the railroad track bed, and track, ties and ballast to railroad company specifications and all required permits with respect thereto.

10)             Regulatory Contingency – Until satisfactory atmospheric emissions compliance, Owner shall maintain Two Hundred Fifty Thousand Dollars ($250,000.00) in its budget to cover any unforeseen governmental regulation changes implemented after the Effective Date of the Agreement.  This contingency is not part of the Contract Price, and its use may be authorized only by agreement of OWNER and DESIGN/BUILDER.

11)             Water treatment – OWNER shall provide such water treatment equipment as deemed necessary by DESIGN/BUILDER. This might include reverse osmosis and softening equipment.

12)             Road Paving – If particulate matter restrictions in the air permit require paving of the plant roads, this will be part of the requirements of OWNER.

13)             BATF Application/Misc. Permits – OWNER will be responsible for completing, submitting and obtaining Bureau of Alcohol Tobacco and Firearms permitting to produce fuel grade alcohol and any other permits required with respect to the construction and/or operation of the Plant.

14)             Office Equipment – With the exception of plant DCS control systems, OWNER will be responsible for office furnishings, computers and software to run the day to day business.

15)             Construction Power – OWNER will provide and fund the on site electricity needed during construction of the plant.

16)             Construction Water and Sewer – Construction water and sewer needed during the construction of the plant to be provided and funded by OWNER.

In the event OWNER desires that DESIGN/BUILDER perform all or any part of the foregoing obligations of OWNER, and DESIGN/BUILDER agrees to perform such obligations, a Change Order shall be issued and the Contract Price shall be increased by the amount determined pursuant to paragraph 10.01C.2. of the General Conditions and DESIGN/BUILDER’s fee for overhead and profit under paragraph 10.02.C.1. shall be ten percent (10%) of the costs for subcontracts, materials and equipment.

Exhibit F
to
Agreement Between Owner and Design/Builder
On the Basis of a Stipulated Price

LICENSE OF PROPRIETARY PROPERTY OF DESIGN/BUILDER

OWNER expressly understands, acknowledges and agrees that:

1.                                       DESIGN/BUILDER is using certain technology and information in the design and construction of the Project which is more fully described in paragraphs 3 and 4 below (the “PROPRIETARY PROPERTY”).

2.                                       Upon OWNER’s payment to DESIGN/BUILDER of the entire Contract Price, OWNER shall be granted a perpetual limited license to use the PROPRIETARY PROPERTY in connection with OWNER’s operations of the Project, subject to the limitations provided herein.  In the event the Agreement is terminated for any reason under Article 14 of the General Conditions prior to payment of the entire Contract Price and OWNER desires to use the PROPRIETARY PROPERTY in connection with OWNER’s operation of the Project, DESIGN/BUILDER, at OWNER’s written request, shall grant to OWNER a perpetual limited license to use the PROPRIETARY PROPERTY in connection with OWNER’s operations of the Project, subject to the limitations provided herein, upon payment in full by OWNER to DESIGN/BUILDER of (i) all amounts due and payable to DESIGN/BUILDER under the Contract Documents, and (ii) an a license fee of Two Million Dollars ($2,000,000).

3.                                       The PROPRIETARY PROPERTY includes, without limitation, OPERATING PROCEDURES (hereinafter defined), operating methods, techniques, protocols, procedures, plans and processes, and other information relating to design, construction and operation of the Project including the design, arrangement, configuration and specifications of (i) the combinations of distillation, evaporation and alcohol dehydration equipment (including, but not limited to, pumps, vessels, tanks, heat exchangers, piping, values and associated electronic control equipment) and all documents supporting those combinations; (ii) the combination of the distillers grain drying (DGD), thermal oxidization (TO) and heat recovery steam generation (HRSG) equipment (including, but not limited to, pumps, vessels, tanks, heat exchangers, piping and associated electronic control equipment) and all documents supporting those combinations; and (iii) the Project computer system, known as the distributed control system (DCS) (including, but not limited to, the software configuration, programming, parameters, set points, alarm points, ranges, graphical interface and system hardware connections) and all documents supporting that system. The “OPERATING PROCEDURES” include, without limitation, the process equipment and specifications manuals, standards of quality, service, protocols, data collection methods, construction specifications, training methods, engineering standards, advertising or promotional materials, and any other information prescribed by DESIGN/BUILDER from time to time concerning the PROPRIETARY PROPERTY.

4.                                       DESIGN/BUILDER has the exclusive right and interest in and to the PROPRIETARY PROPERTY and the goodwill associated therewith.  Notwithstanding the foregoing, goodwill created by the operation of the Project and all financial benefits derived therefrom shall be the property of OWNER.

5.                                       OWNER considers the PROPRIETARY PROPERTY to be valid and will not directly or indirectly, contest the validity or the ownership by DESIGN/BUILDER thereof.

6.                                       OWNER’s use of the PROPRIETARY PROPERTY does not give OWNER any ownership interest or other interest in or to the PROPRIETARY PROPERTY except for the limited license granted to OWNER.

7.                                       Except as otherwise provided in paragraph 2 above, OWNER shall not pay any separate license fee or royalty to DESIGN/BUILDER for OWNER’s continual use of the PROPRIETARY PROPERTY pursuant to the limited license granted to OWNER, the consideration for this license is included in the Contract Price payable to DESIGN/BUILDER under the Contract Document.

8.                                       OWNER’s failure to materially comply with the OPERATING PROCEDURES shall void all representations and warranties set forth in Exhibit A to the Agreement relating to the performance of the Project.

9.                                       The limited license granted to OWNER shall not be assigned or sublicensed, in whole or in part, without the prior written consent of DESIGN/BUILDER, which consent will not be unreasonably withheld.  Prior to any such assignment or sublicense, OWNER shall obtain from such assignee or sublicensee an agreement to be bound by all of the provisions contained herein, in form and substance acceptable to DESIGN/BUILDER.

10.                                 The PROPRIETARY PROPERTY is confidential and proprietary.  OWNER shall keep the PROPRIETARY PROPERTY confidential, and shall use all reasonable efforts to maintain the PROPRIETARY PROPERTY as secret and confidential.  OWNER shall not at any time without DESIGN/BUILDER’s prior written consent, copy, duplicate, record or otherwise reproduce the PROPRIETARY PROPERTY, in whole or in part, or otherwise make the same available to any unauthorized person.  OWNER agrees that DESIGN/BUILDER would be irreparably damaged by reason of any violation of the confidentiality provisions contained herein and that any remedy at law for a breach of such provisions would be inadequate.  Therefore, DESIGN/BUILDER shall be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction against OWNER, its agents, employees, affiliates, partners, members, stockholders, officers or other associates, for any breach or threatened breach of the confidentiality covenants contained herein without the necessity of proving actual monetary loss.  It is expressly understood that the remedy described herein shall not be the exclusive remedy of DESIGN/BUILDER for any breach of such covenants, and DESIGN/BUILDER shall be entitled to seek such other relief or remedy, at law or in equity, to which it may be entitled as a consequence of any breach of such covenants.

11.                                 Nothing herein or the AGREEMENT shall be interpreted or construed as granting OWNER a license or right to use the PROPRIETARY PROPERTY in the design or construction of any enlargement or expansion of the Project.

12.                                 The laws of the State of Kansas shall govern the validity of the provisions contained herein, the construction of such provisions, and the interpretation of the rights and duties of the parties.  Any legal action brought to enforce or construe the provisions of this Exhibit shall be brought in courts located in Kansas, and the parties agree to the exclusive jurisdiction of such courts and agree that they will not invoke the doctrine of forum non conveniens or other similar defenses.

13.                                 The provisions of this Exhibit F shall survive the termination or expiration of the Contract Documents

The foregoing provisions are part of, and incorporated into, the Agreement and should be interpreted consistently therewith.  Unless otherwise defined herein or unless the context otherwise requires, capitalized terms used herein shall have the meaning given to such terms in the Contract Documents.  In the event any of the foregoing provisions is contrary to any provision in the Agreement (or any other document referenced therein), the foregoing provision shall supercede and have precedence over such contrary provision.

Exhibit G
to
Agreement Between Owner and Design/Builder
On the Basis of a Stipulated Price

ICM Training Classes

The Contract Price includes a commitment by DESIGN/BUILDER to perform training for certain personnel of OWNER at the ethanol plant owned by US Energy Partners, LLC, a Kansas limited liability company (“U.S. Energy”), which is located in Russell, Kansas.

Employee training will be coordinated by operational personnel of DESIGN/BUILDER with the support of personnel of US Energy on location in Russell, KS. Vendor training will also occur in conjunction with this program. The specific schedule, attendees and training detail will be provided after the Project start up date is determined.

Such personnel of OWNER will have the opportunity to operate the Russell plant under the supervision of operators of US Energy assigned to comparable positions. It is anticipated that personnel participating in such training will include the plant manager, laboratory manager and shift supervisors who will work in Russell for a period of 1-3 weeks. There will be no cost to OWNER for this startup training and DESIGN/BUILDER will provide all training materials.  All other costs and expenses for such personnel of OWNER such as travel, compensation, rooms and meals will be the responsibility of OWNER.

DESIGN/BUILDER will provide such assistance to OWNER during the start-up of the plant as it customarily provides.  Representative(s) of DESIGN/BUILDER will be present at the plant during the performance testing described in Exhibit A.  For a period of thirty (30) days after Substantial Completion, DESIGN/BUILDER will provide its customary on-site technical and operating support for a period of thirty (30) days after Substantial Completion.  DESIGN/BUILDER will provide its customary off-site technical and operating support for a period of one hundred eighty (180) days after Substantial Completion.  The foregoing will be provided by DESIGN/BUILDER to OWNER at no additional cost.

Exhibit H
to
Agreement Between Owner and Design/Builder
On the Basis of a Stipulated Price

INSURANCE

DESIGN/BUILDER’S Employers’ Liability, Business Automobile Liability, and Commercial General Liability policies, as required in General Conditions paragraph 5.02 shall be written with at least the following limits of liability:

1.             Employers’ Liability Insurance

a.       $1,000,000

Bodily Injury by Accident

Each Accident

b.      $1,000,000

Bodily Injury by Disease

Policy Limit

c.       $1,000,000

Bodily Injury by Disease

Each Employee

2.             Business Automobile Liability Insurance

a.       $1,000,000

Each Accident

3.             Commercial General Liability Insurance

a.       $1,000,000

Each Occurrence

b.      $2,000,000

General Aggregate

c.       $2,000,000

Products/Completed

Operations Aggregate

d.      $1,000,000

Personal and Advertising

Injury Limit

4.             Liability Umbrella policy:  $4,000,000 (in addition to the underlying limits).

5.             Professional Errors & Omissions policy.  $1,000,000 per policy year.

6.             Workers Compensation (Statutory Limits).